UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Harsco Corporation
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Notice of
2011 Annual
Meeting and Proxy
Statement

Harsco Corporation

Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011 USA

Telephone: 717.763.7064
Fax: 717.763.6424
www.harsco.com

March 25, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Harsco Corporation (the “Company”), which will be held on Tuesday, April 26, 2011, beginning at 10:00 a.m., local time, at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania.

Information about the Annual Meeting, including a listing and discussion of the various matters on which you, as our stockholders, will act, may be found in the formal Notice of Annual Meeting of Stockholders and Proxy Statement included with this mailing. We look forward to greeting as many of our stockholders as possible.

The Company is providing you with the opportunity to vote your shares by calling a toll-free number, by mailing the enclosed Proxy Card or via the Internet as explained in the instructions on your Proxy Card.

Whether you plan to attend the Annual Meeting or not, we urge you to fill in, sign, date and return the enclosed Proxy Card in the postage-paid envelope provided, or vote by telephone or via the Internet, in order that as many shares as possible may be represented at the Annual Meeting. The vote of every stockholder is important and your cooperation in returning your executed Proxy Card promptly is appreciated.

Sincerely,

Salvatore D. Fazzolari
Chairman, President and Chief Executive Officer

This document is intended to be mailed to stockholders on or about March 25, 2011.

HARSCO CORPORATION

350 Poplar Church Road
Camp Hill, Pennsylvania 17011 USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Harsco Corporation (the “Company”) will be held on Tuesday, April 26, 2011, at 10:00 a.m., local time, at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania to consider and act upon the following matters:

1.	Election of nine Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified:

K. G. Eddy,
D. C. Everitt,
S. D. Fazzolari,
S. E. Graham,
T. D. Growcock,
H. W. Knueppel,
J. M. Loree,
A. J. Sordoni, III, and
R. C. Wilburn;

2.	Ratification of the appointment by the Audit Committee of the Board of Directors of the Company (the “Board”) of PricewaterhouseCoopers LLP as independent auditors to audit the accounts of the Company for the fiscal year ending December 31, 2011;

3.	An advisory vote on named executive officer compensation;

4.	An advisory vote on the frequency of future named executive officer compensation advisory votes; and

5.	Such other business as may properly come before the Annual Meeting.

The Board has fixed the close of business on March 3, 2011 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. Proxies will be accepted continuously from the time of mailing until the closing of the polls at the Annual Meeting.

Stockholders who do not expect to attend the Annual Meeting in person are requested to fill in, sign, date and return the enclosed Proxy Card in the postage-paid envelope provided, or vote by telephone or via the Internet, as explained in the instructions on your Proxy Card.

By Order of the Board,

Mark E. Kimmel
Senior Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary
March 25, 2011

PROXY STATEMENT

ANNUAL MEETING INFORMATION

General

This Proxy Statement has been prepared in connection with the solicitation by the Board of Directors (the “Board”) of Harsco Corporation, a Delaware corporation (the “Company” or “we” or “us”), of proxies in the accompanying form to be used at our Annual Meeting of Stockholders, to be held on April 26, 2011, or at any adjournment of the Annual Meeting.

The following information relates to the Annual Meeting and the voting of your shares at the meeting:

Type of shares entitled to vote at the Annual Meeting:	Our common stock, par value $1.25

Record date for stockholders entitled to notice of, and to vote at, the Annual Meeting (“Record Date”):	Close of business on March 3, 2011

Shares of common stock issued and outstanding as of the Record Date (does not include treasury shares, which are not entitled to be voted at the Annual Meeting):	80,639,370 shares

Proxy Statements, Notice of Annual Meeting and Proxy Cards are intended to be mailed to stockholders:	On or about March 25, 2011

Location of our executive offices:	350 Poplar Church Road, Camp Hill, Pennsylvania 17011

To obtain directions to attend the meeting and vote in person, please contact Kenneth D. Julian, Senior Director — Corporate Communications, by telephone at (717) 730-3683 or by e-mail at kjulian@harsco.com.

Information contained on our website is not incorporated by reference into this Proxy Statement, and you should not consider information contained on our website as part of this Proxy Statement. Copies of our corporate governance principles, Code of Conduct and charters of the Board’s committees are available in print to any stockholder who requests such copies from us. If you desire a copy please contact Kenneth D. Julian as noted above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 26, 2011

The Notice of 2011 Annual Meeting and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and our 2010 Summary Annual Report are available free of charge at http://bnymellon.mobular.net/bnymellon/hsc.

Voting

All shares of common stock entitled to vote at the Annual Meeting are of one class, with equal voting rights. Each share of common stock held by a stockholder is entitled to cast one vote on each matter voted on at the Annual Meeting. In order for the Annual Meeting to be valid and the actions taken binding, a quorum of stockholders must be present at the meeting, either in person or by proxy. A quorum is a majority of the issued and outstanding shares of common stock as of the Record Date. Assuming that a quorum is present, the affirmative vote by the holders of a plurality of the votes cast at the Annual Meeting will be required to act on the election of directors, and the affirmative vote of the holders of at least a majority of the outstanding common stock present in person or by proxy and entitled to vote on matters at the Annual Meeting will be required for ratification of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year, the advisory vote on named executive officer compensation and the advisory vote on the frequency of future named executive officer compensation advisory votes. The vote required to act on all other matters to come before the Annual Meeting will be in accordance with the voting requirements established by our Restated Certificate of Incorporation and By-Laws, each as amended to date.

Stockholder votes will be tabulated by an independent inspector of election for the Annual Meeting. The shares of common stock represented by each properly submitted proxy received by the Board of Directors will be voted as follows at the Annual Meeting:

If instructions are provided, in accordance with such instructions; or

If no instructions are provided, (1) FOR the election as Directors of the nine nominees of the Board of Directors, (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year, (3) FOR the advisory vote on named executive officer compensation as such compensation is disclosed in this Proxy Statement, (4) for future advisory votes on named executive officer compensation as required by the Securities Exchange Act of 1934 (the “Exchange Act”) to be held EVERY YEAR, and (5) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Revocation of Proxies

Any proxy granted pursuant to this solicitation or otherwise, unless coupled with an interest, may be revoked by the person granting the proxy at any time before it is voted at the Annual Meeting. Proxies may be revoked by (i) delivering to the Secretary of the Company a written notice of revocation bearing a date later than that of the proxy, (ii) duly executing and delivering a later dated written proxy relating to the same shares, or (iii) attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker or other nominee holder, only that bank, broker or other nominee holder can revoke your proxy on your behalf.

Withheld Votes, Abstentions and Broker Non-Votes

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on a matter. That occurs when a stockholder is present but specifically withholds a vote or abstains from voting on a matter, or when shares are represented at the Annual Meeting by a proxy conferring authority to vote only on certain matters (“broker non-votes”). In accordance with Delaware law, votes withheld and broker non-votes will not be treated as votes cast with respect to the election of directors, and therefore will not affect the outcome of director elections. With respect to compensation matters and the ratification of auditors, abstentions will have the effect of negative votes but broker non-votes will not have any effect on determining the outcome.

Other Business

The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment of the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of our organization. They provide the Board of Directors and our senior management with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with our various financial, ethical, legal and other obligations and responsibilities.

Corporate Governance Principles

The Board has adopted corporate governance principles that, along with the charters of the Board committees, provide the framework for our Board of Directors’ operation and governance. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing our corporate governance principles at least annually and recommending any proposed changes to the Board for approval. The corporate governance principles are available on our website at www.harsco.com/about-us in the Corporate Governance section.

Code of Conduct

We have adopted a Code of Conduct applicable to our employees, officers and directors worldwide. The Code of Conduct is issued in booklet form and an online training program facilitates new employee orientation and individual refresher training. Our Code of Conduct is produced in over 20 languages. The Code of Conduct, including any amendments thereto or waivers thereof, can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us.

Stockholder and Interested Party Communications with Directors

The Board of Directors has a formal process for stockholders and interested parties to communicate directly with the Chairman and CEO, lead independent director, the non-management directors or with any individual member of the Board of Directors. Stockholders and interested parties may contact any member of the Board, including the lead independent director, Dr. Robert Wilburn, and the Chairman and CEO, by writing to the specific Board member in care of our Corporate Secretary at our Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). Our Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered by our Corporate Secretary to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members, including the lead independent director and the Chairman and CEO, can be contacted by e-mail at BoardofDirectors@harsco.com.

Independence Standards for Directors

The following NYSE Euronext standards, which are also posted under the Corporate Governance section of our website at www.harsco.com/about-us, have been applied by the Board of Directors in determining whether individual directors qualify as “independent.” References to us include our consolidated subsidiaries.

1.	No director will be qualified as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. We will disclose these affirmative determinations.

2.	No director who is a former employee of ours can be deemed “independent” until three years after the end of his or her employment relationship with us.

3.	No director whose immediate family member is or has been an executive officer of ours can be deemed “independent” until three years after such family member has ceased to be an executive officer.

4.	No director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from us, other than director and committee fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), can be “independent” until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation.

5.	No director can be independent:

a.	who is a current partner or employee of our internal or external auditor;

b.	whose immediate family member is a current partner of our internal or external auditor;

c.	whose immediate family member is a current employee of our internal or external auditor and personally works on such auditor’s audit; or

d.	who, or whose immediate family member, was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on our audit within that time.

6.	No director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee can be “independent” until three years after the end of such service or employment relationship.

7.	No director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, can be “independent” until three years after falling below such threshold.

The Board has affirmatively determined that the following eight Directors who are standing for reelection are independent: Messrs. Everitt, Graham, Growcock, Knueppel, Loree, Sordoni, and Wilburn and Ms. Eddy. In addition, the Board affirmatively determined that Messrs. Pierce and Scheiner were independent within the meaning of the NYSE Euronext listing standards during their tenure. Mr. Pierce is not standing for reelection due to his retirement. Mr. Scheiner died in February 2011.

Executive Sessions of Independent Directors

Independent Directors regularly meet in executive sessions without management. Our named Lead Director, Dr. Wilburn, who is a non-management director, presides over each session of the independent Directors. During the 2010 fiscal year, the independent Directors held five meetings. Each of the five meetings was attended by the complete group of independent Directors serving on our Board at the time of the meeting (i.e., eight independent Directors attended the first four meetings and ten independent Directors attended the last meeting in 2010). The independent Directors also met separately from management at the end of each Board meeting.

Director Attendance at Annual Meeting of Stockholders

It is our policy to request that all Board members attend the Annual Meeting of Stockholders. However, we also recognize that personal attendance by all Directors is not always possible. The seven individuals who are standing for election as Directors in 2011 and who were also Board members at the time of our Annual Meeting in 2010, attended the 2010 Annual Meeting of Stockholders. Messrs. Pierce and Scheiner also attended our Annual Meeting in 2010.

Current Structure of the Board of Directors

Information regarding the structure of our Board of Directors immediately following our Annual Meeting (at that time, the size of the Board will be reduced by one due to the retirement of Mr. Pierce):

Size of the Board of Directors:	Nine members

Size of Board of Directors authorized in the By-Laws:	Not less than five nor more than twelve

Number of Independent Directors:	Eight members

Size of Board of Directors established by:	Board of Directors

Lead Director:	R. C. Wilburn

We currently combine the position of Chairman and Chief Executive Officer, or CEO. Our Board formally reviewed this structure in 2007 and determined, after much deliberation and after a review of several studies, both U.S. and international, that this structure was the appropriate leadership structure for Harsco, as it provides the most efficient and effective leadership model for us by enhancing the Chairman and Chief Executive Officer’s ability to provide perspective and direction with regard to business strategies and plans to both the Board and management, thus avoiding the creation of two centers of authority which could potentially dilute the CEO’s ability to lead the organization. The Board believes Harsco can most effectively execute its business strategies and plans if the Chairman is also a member of the management team, such that ultimate leadership and accountability rest in a single position. This allows for unified leadership and focus. This conclusion also takes into account the abilities of our current Chairman and CEO to effectively serve in both posts. Future decisions as to the leadership structure will be based on our circumstances at the time, including the capabilities of the officers and directors who may be asked to fill the leadership roles.

Another key component of our leadership structure is our strong governance practices, which ensure that the Board effectively carries out its responsibility for the oversight of management. All Directors, with the exception of the Chairman, are independent. This heavy weighting of our Board in favor of independent directors, combined with the position of Lead Director, provides a strong counterbalance to the role of management. We believe that the role of Lead Director is a key mechanism for strengthening board independence. The Lead Director has broad responsibilities, including chairing regular meetings of the independent Directors and presiding as chair in the absence of the Chairman. In addition, the Lead Director serves as the liaison between the independent Directors and the Chairman. The Lead Director regularly consults with the Chairman and is involved in discussing meeting agendas and in reviewing information that is sent to the Board and all critical communications to the Board. The Lead Director has the ability to call a meeting of the independent Directors as required, and the independent Directors meet after every Board meeting in executive session. Members of management do not attend these meetings.

Enterprise Risk Management

Our management is responsible for assessing and managing our exposure to risk. We have established an enterprise risk management process to identify, assess and manage the most significant risks facing us. The executive oversight of this process is through a committee comprised of the Chairman and CEO, the Chief Financial Officer, or CFO, and the Chief Administrative Officer, or CAO. As part of this process, we provide periodic updates to and receive feedback from the Board regarding the risks identified by the enterprise risk management process. In addition, the Audit Committee has oversight responsibility for financial risks. Our Audit Committee regularly meets with and discusses with management and our independent auditors major financial risks and the steps management has taken to monitor and control these risks. The financial risks are regularly discussed with the Board by management and through the reports of the Audit Committee to the Board. We believe that our leadership structure, discussed in detail above, supports the risk oversight function of the Board.

Meeting Attendance and Committees

The Board of Directors held six meetings during the fiscal year ended December 31, 2010. All Directors who served during the fiscal year ended December 31, 2010 attended 100% of the total Board meetings and meetings of the committees on which they served, and the average attendance by such Directors at all Board and committee meetings was 100%. The independent Directors held five meetings during 2010. We have standing Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees.

Audit Committee	Meetings in 2010: six

Members: Ms. Eddy (Chairman), Messrs. Graham, Knueppel and Sordoni

Duties: Established in accordance with Section 3(a)(58)(A) of the Exchange Act. Oversees our financial reporting processes, including meeting with members of management, the external auditors and the internal auditors, reviewing and approving both audit and non-audit services, reviewing the results of the annual audit and reviewing the adequacy of our internal controls. The Committee also discusses with management and the independent auditors our guidelines, policies and controls with respect to risk assessment and risk management. The Committee is also responsible for managing the relationship with the external auditors and, as of November 2010, has established a direct reporting relationship with our Internal Audit group (i.e., our Vice President, Internal Audit now reports directly to the Audit Committee). The Committee also, in conjunction with the Nominating and Corporate Governance Committee, oversees our Compliance program. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Quarterly Report on Form 10-Q or Annual Report on Form 10-K prior to its filing with the Securities and Exchange Commission (“SEC”), and the full Audit

Committee meets with management and our independent auditors to review and discuss our Quarterly Earnings Releases prior to their release. See also the Report of the Audit Committee below. The Audit Committee recently completed a review of its charter and determined that several changes were required. A copy of the Audit Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us.

Management Development and Compensation Committee	Meetings in 2010: six

Members: Messrs. Growcock (Chairman), Pierce and Wilburn

Duties: Administers our executive compensation policies and plans and advises the Board regarding management succession and compensation levels for members of management. The Management Development and Compensation Committee (the “Compensation Committee”) approves compensation and cash incentives for our senior officers and makes recommendations to the Board regarding equity-based and incentive compensation plans. The Compensation Committee’s responsibilities include: (i) evaluating and approving the compensation of our executive officers, including reviewing and approving corporate performance goals and objectives related to the compensation of our executive officers; (ii) evaluating the executive officers and their performance relative to compensation goals and objectives; (iii) determining and approving the executive officers’ compensation levels based on the Committee’s evaluation of their performance; (iv) evaluating and approving or recommending to the Board for approval compensation grants to executive officers under our annual and incentive compensation plans, policies and procedures, including equity-based compensation and incentive compensation plans; (v) overseeing our policies on structuring compensation programs for executive officers to preserve tax deductibility; (vi) delegating authority to subcommittees and to Harsco management for administration or other duties when the Committee deems it appropriate; (vii) adopting procedures and guidelines as the Committee deems appropriate to carry out its oversight functions; (viii) producing any Committee reports on executive compensation required to be included in our filings with the SEC; (ix) reviewing and discussing with our management the Compensation Discussion and Analysis (referred to herein as the CD&A) to be included in our filings with the SEC; (x) determining whether to recommend to the

Board that the CD&A be included in our filings with the SEC; (xi) making regular reports to the full Board on the activities of the Committee; and (xii) performing such other duties as may be assigned to the Committee by law or the Board. The Compensation Committee recently completed a review of its charter and determined that no changes were required. A copy of the Compensation Committee’s charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us.

Nominating and Corporate Governance Committee	Meetings in 2010: four

Members: Mr. Graham (Chairman), Ms. Eddy, and Messrs. Growcock and Sordoni

Duties: Recommends director candidates to the Board for election at the Annual Meeting, reviews and recommends potential new director candidates, reviews candidates recommended by our stockholders and oversees our corporate governance program. The Committee also, in conjunction with the Audit Committee, oversees our Compliance program. The role of the Nominating and Corporate Governance Committee (the “Nominating Committee”) is described in greater detail under the section entitled “The Nominating Process” below. The Nominating Committee recently completed a review of its charter and determined that several changes were required. A copy of the Nominating Committee’s charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us.

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HARSCO STOCK PERFORMANCE GRAPH

The following performance graph compares the yearly percentage change in the cumulative total stockholder return (assuming the reinvestment of dividends) on our common stock against the cumulative total return of the Standard & Poor’s MidCap 400 Index and the Dow Jones US Diversified Industrials Index for the past five years. The graph assumes an initial investment of $100 on December 31, 2005 in our common stock or in the underlying securities which comprise each of those market indices. The information contained in the graph is not necessarily indicative of our future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Harsco Corporation, The S&P MidCap 400 Index
And The Dow Jones US Diversified Industrials Index

*	$100 invested on 12/31/05 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2011 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.
Copyright© 2011 Dow Jones & Co. All rights reserved.

	12/05	12/06	12/07	12/08	12/09	12/10
Harsco Corporation	100.00	114.65	195.88	86.22	103.21	93.30
S&P Midcap 400	100.00	110.32	119.12	75.96	104.36	132.16
Dow Jones US Diversified Industrials	100.00	109.54	116.92	59.57	67.61	83.06

THE NOMINATING PROCESS

The Nominating Committee of the Board of Directors is responsible for overseeing the selection of qualified candidates to serve as members of the Board of Directors and guiding our corporate governance philosophy and practices. The Nominating Committee is composed of four directors, each of whom is “independent” under the rules of the NYSE Euronext. The Nominating Committee operates according to a charter that complies with the guidelines established by the NYSE Euronext.

The Nominating Committee has not adopted formal procedures in selecting individuals to serve as members of the Board of Directors. Instead, it utilizes general guidelines that allow it to adjust the process to best satisfy the objectives established for any director search. The first step in the general process is to identify the type of candidate the Nominating Committee may desire for a particular opening. This may involve identifying someone with a specific background, skill set or set of experiences. Once identified, the Nominating Committee next determines the best method of finding a candidate who satisfies the specified criteria. The Nominating Committee may consider candidates recommended by management, by other members of the Nominating Committee or the Board of Directors, by stockholders, or it may engage a third party to conduct a search for possible candidates. The Nominating Committee has used independent search firms in the past to assist in the identification and evaluation of possible candidates.

In addition to the above, at our January 2010 Board meeting, we initiated a process for the full Board to review and determine our Directors’ and nominees’ qualifications. As part of this process, we solicited a self-assessment in the form of a skills matrix from each Director, pursuant to which we asked each Director to personally assess their ability to meet the requirements described in this section and in our charter. We will also periodically assess our current Board, and, as we consider additional candidates for the Board, assess them to determine whether there are attributes which we should particularly focus on with those candidates and that we would most benefit from adding to our Board. Based on the compiled results of these responses, we and the Board have determined that, in light of our business structure, we currently have the right mix of Directors for our strategic path.

Many of the attributes set forth in this section are self-explanatory. The Board also considers diversity, as noted below, when considering Director nominees, taking into consideration not only diversity of national origin, gender, age and race, but also of profession and geographic experience. Although diversity is included as a selection criterion under our Nominating and Corporate Governance charter, our Board has not at this time adopted a separate diversity policy.

The Nominating Committee will consider all nominees in the same manner regardless of the source of the recommendation of such nominee. The Nominating Committee will consider recommendations for director candidates from stockholders if such recommendations are in writing and set forth the following information:

1.	The full legal name, address and telephone number of the stockholder recommending the candidate for consideration and whether that person is acting on behalf of or in concert with other beneficial owners, and if so, the same information with respect to them.

2.	The number of shares held by any such person as of a recent date and how long such shares have been held, or if such shares are held in street name, reasonable evidence satisfactory to the Nominating Committee of such person’s ownership of such shares as of a recent date.

3.	The full legal name, address and telephone number of the proposed nominee for director.

4.	A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation for proxies for election of directors pursuant to the rules of the SEC, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our directors.

5.	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates).

6.	Disclosure of any direct or indirect relationship between the proposed nominee and us, any of our employees or other directors, any beneficial owner of more than 5% of our common stock, or any of their respective affiliates.

7.	Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent annual meeting of our stockholders.

8.	A written, signed, and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a director if so elected and consenting to our undertaking of an investigation into their background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, us, our management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Nominating Committee to its considerations of such person as a potential candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2012 ANNUAL MEETING OF STOCKHOLDERS.”

There have been no material changes to the procedures relating to stockholder nominations during 2010. The Nominating Committee believes that these procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Nominating Committee does not believe that any such requirements subject any stockholder or stockholder nominee to any unreasonable burden. The Nominating Committee and the Board reserve the right to change the above procedural requirements from time to time and/or waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Nominating Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

Once candidates are identified, the Nominating Committee conducts an evaluation of the candidate. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. While the Nominating Committee has not established minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include the following (although candidates need not possess all of the following characteristics, and not all factors are weighted equally):

•	integrity and strength of character,

•	mature judgment,

•	strategic thinker,

•	demonstrated leadership skills,

•	business experience, including relevant industry experience,

•	experience with international business issues and risk,

•	public company experience,

•	innovation, technology or information technology expertise,

•	brand marketing expertise,

•	availability,

•	career specialization,

•	relevant technical skills,

•	diversity, and

•	the extent to which the candidate would fill a present need on the Board of Directors.

If the Nominating Committee determines that an individual should be nominated as a candidate, the individual’s nomination is then recommended to the Board of Directors, who may in turn conduct its own review to the extent it deems appropriate. When the Board of Directors has agreed upon a candidate to be nominated at an Annual Meeting of Stockholders, that candidate is then recommended to the stockholders for election at an Annual Meeting of Stockholders.

All of our current Directors except for Mr. Pierce, who will be retiring, are standing for reelection. Each of the Directors standing for reelection has been recommended by the Nominating Committee to the Board of Directors for election as our directors at the 2011 Annual Meeting of Stockholders and the Board has approved the recommendation. In 2010 we engaged RSR Partners, a third party search firm, to assist with the selection of Director candidates for the 2011 Annual Meeting of Stockholders. RSR Partners was paid $211,388 in connection with such searches. During 2010, we received no recommendations for Directors from any stockholders.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of the following nine Directors, each of whom is recommended by the Board of Directors. If elected, the Directors will hold office from election until the next annual meeting or until their successors are elected or appointed and qualified. Biographical information about each of these nominees is included below.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the following nominees:

Nominees for Director

The information set forth below states the name of each nominee for Director, his or her age (as of March 3, 2011), a listing of present and recent employment positions, the year in which he or she first became a Director of the Company, other directorships held, the nominee’s specific experience, qualifications, attributes or skills that qualify him or her to serve as a Director of the Company and the committees of the Board on which the individual serves.

			Director
			of the
		Position with the Company,	Company
Name	Age	Prior Business Experience and Qualifications, Attributes and Skills	Since

K. G. Eddy	60	Certified Public Accountant. Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants (“AICPA”) between 2000 and 2001. Current member of the AICPA Governing Council and Secretary of the West Virginia Higher Education Policy Commission. Chairman of the Audit Committee and member of the Nominating Committee.	2004
		Ms. Eddy brings over 30 years of financial accounting and consulting experience to our Board, which experience is critical, particularly in terms of her role as Chairman of our Audit Committee. Ms. Eddy has served as a certified public accountant for 32 years, providing accounting, auditing and tax services, and corporate financial consulting services in the areas of compensation and benefits, projections and forecasts for mergers and acquisitions and corporate planning purposes, for a wide range of clients. Her excellence in her field has been recognized through her past service as Chairman of the AICPA and her receipt of the AICPA gold medal for distinguished service. She continues to serve the AICPA as a member of the Risk Management and Internal Control Advisory Panel. This position provides her with insight into best practices related to Risk Management and Internal Controls. Ms. Eddy’s leadership abilities have also been recognized through her appointment as Chairman of the West Virginia Jobs Investment Trust Board (the “Trust Board”), a position she held from 1993-1997. Ms Eddy led the evaluation and commitment of loans and investments by the Trust Board in a variety of industries. Ms. Eddy has further demonstrated her leadership skills as Chairman of the Board of Directors of Camden Clark Memorial Hospital in Parkersburg, West Virginia from 1997-2000. During her tenure as Chairman, she led the development of the compensation evaluation process of the President and CEO, including the establishment of measurable corporate goals and objectives. Ms. Eddy continues to serve on Camden Clark’s Board of Directors and on its Audit Committee. Ms. Eddy also stays current on corporate governance issues by attending at least one corporate governance conference annually. Ms. Eddy’s extensive accounting career, her long tenure as a member of Harsco’s Board, Audit Committee and Nominating Committee and therefore her knowledge of the Company, its finances and strategic direction and her demonstrated leadership skills, make her an integral part of our Board.
D. C. Everitt	58	Co-leader of the Agriculture and Turf division of Deere & Company (the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry, and lawn and grounds care equipment), the company’s largest operating group, where he serves as President — North America, Asia, Australia, Sub-Saharan and South Africa and Global Tractor and Turf Products. Prior to his current position, he was appointed President, Agricultural Division — North America, Australia, Asia and Global Tractor and Implement Sourcing in January 2006. In 2001, Mr. Everitt was appointed President, Agricultural Division — Europe, Africa, South America and Global Harvesting Equipment Sourcing.	2010
		Mr. Everitt’s senior leadership roles across various Deere & Company entities, combined with his engineering experience and global expertise, will allow him to contribute his knowledge and experiences as an international business leader to our Board of Directors.

			Director
			of the
		Position with the Company,	Company
Name	Age	Prior Business Experience and Qualifications, Attributes and Skills	Since

S. D. Fazzolari	58	Chairman, President and Chief Executive Officer of the Company since July 6, 2010. Chairman and Chief Executive Officer of the Company since April 22, 2008. Chief Executive Officer of the Company since January 1, 2008. Served as President and Chief Financial Officer of the Company from October 10, 2007 to December 31, 2007. Served as President, Chief Financial Officer and Treasurer of the Company from January 24, 2006 to October 9, 2007 and as a Director since January 2002. Served as Senior Vice President, Chief Financial Officer and Treasurer from August 1999 until January 2006 and as Senior Vice President and Chief Financial Officer from January 1998 to August 1999. Served as Vice President and Controller from January 1994 to December 1997 and as Controller from January 1993 to January 1994.	2002
		Mr. Fazzolari has been with the Company for over 30 years. During this time, he has served in numerous leadership positions that have enabled him to develop significant business acumen, an in-depth knowledge of the various segments of our business, and a deep appreciation of the international business issues and risks facing a multinational company in today’s business environment. Mr. Fazzolari brings a high level of financial literacy to his role with the Board, having served the Company as Corporate Controller, as Treasurer and as Chief Financial Officer, making him a valuable asset to the Board. He was also President of Harsco for two years, where he assisted the CEO in operating the Company and was responsible for many growth and transformational initiatives. Since becoming Chairman and CEO, Mr. Fazzolari has defined and led a strategic business transformation for the Company centered on further global expansion with a significant emphasis on emerging markets, improving the overall efficiency and effectiveness of operations through the “OneHarsco” initiative, and positioning the business for long-term growth as a knowledge-based solutions company underpinned by technology and innovation. Mr. Fazzolari has lived outside the United States and brings a global perspective to the Board. In addition, Mr. Fazzolari has demonstrated success in his consensus-building and leadership skills through his increasingly more senior roles within the Company, and these skills have enabled him to be an effective Board member and Chairman. His leadership of our business also reflects his judgment and risk assessment skills as a Board member, which skills are necessary in today’s environment.
S. E. Graham	65	Chairman of Skanska USA (a leading provider of construction services) since September 2008. From 2002 until his retirement in April 2008, Mr. Graham served as President and Chief Executive Officer of Skanska AB, one of the world’s largest construction groups. From 2000 to 2002, Mr. Graham served as Executive Vice President and as a member of the Senior Executive Team of Skanska AB. Mr. Graham’s career includes more than four decades of worldwide experience in the infrastructure and construction industry, including executive management responsibilities for Skanska’s business units in the U.S. and U.K., Hong Kong and Latin America. Mr. Graham has also served as Chairman of the Engineering and Construction Governors Council of the World Economic Forum and founded the Engineering and Construction Risk Institute. He is a member of the Board of Directors of Securitas AB, Skanska AB and PPL Corporation. Member of the Audit Committee and Chairman of the Nominating Committee.	2009
		Mr. Graham’s extensive experience in the infrastructure and construction industries and his senior leadership roles across various Skanska entities enable Mr. Graham to be an effective Board member who demonstrates an in-depth understanding of our global business needs. He has lived and worked outside the United States for many years leading a large, multinational European construction group company. This experience is an invaluable asset to the Board. Mr. Graham further contributes leadership and consensus-building skills as a member of our Audit and Nominating Committees. His membership on other public company boards also enhances his contribution to the Board.

			Director
			of the
		Position with the Company,	Company
Name	Age	Prior Business Experience and Qualifications, Attributes and Skills	Since

T. D. Growcock	65	Retired Chairman of the Board of The Manitowoc Company (a worldwide provider of lifting equipment and foodservice equipment, and a North American mid-size shipbuilder). Served as Chairman of The Manitowoc Company from mid-2007 until December 2008. Previously served as Chairman and Chief Executive Officer of The Manitowoc Company from 2002 until mid-2007. Served as Manitowoc’s President and Chief Executive Officer from 1998 to 2002. Served as President of Manitowoc Foodservice Group from 1995 to 1998. Served as Executive Vice President of Manitowoc Ice from 1994 to 1995. Served in numerous management and executive positions with Invensys plc (a global industrial automation, transportation and controls group), formerly known as Siebe plc, and United Technologies Corporation (a diversified provider of high technology products) prior to joining Manitowoc in 1994. He is a former Chairman of Wisconsin Manufacturers and Commerce, one of the state’s leading business associations. Mr. Growcock is a Director of Harris Corporation and Carlisle Companies, Inc. Chairman of the Compensation Committee and member of the Nominating Committee.	2008
		Mr. Growcock has served as a member of several corporate governance panels, which experience helps inform his judgment as a member of our Nominating Committee. Mr. Growcock has also led and directed global industrial businesses, which contributed to the development of his judgment and risk assessment skills as a Board member. These skills allow him to contribute his experiences as an international business leader and his knowledge with regard to global procurement matters, economic value added, or EVA®, LeanSigma® and strategic planning, which initiatives currently contribute to the positioning of our business in 2011 and beyond. His membership on other public company boards also enhances his contribution to the Board.
H. W. Knueppel	62	Chairman, since April 2006, and Chief Executive Officer, since April 2005, of Regal Beloit Corporation (a multi-national organization serving the HVAC, industrial motor, power transmission and power generation markets). Served as President and Chief Operating Officer of Regal Beloit Corporation from April 2002 to December 2005. Served as Executive Vice President of Regal Beloit Corporation from 1987 to April 2002. Mr. Knueppel joined Regal Beloit Corporation in 1979. Mr. Knueppel is a Director of First National Bank of Beloit. Member of the Audit Committee.	2008
		Mr. Knueppel’s leadership roles with Regal Beloit have allowed him to bring to the Board his demonstrated management ability at senior levels. Mr. Knueppel’s position as Chief Executive Officer of Regal Beloit has also led to his developing a critical level of insight into the operational requirements of a large, multinational company. Mr. Knueppel’s service as a director of another public company also serves to make him an invaluable addition to the Board.
J. M. Loree	52	Executive Vice President and Chief Operating Officer of Stanley Black & Decker (a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions and engineered fastening systems), a position he has held since the beginning of 2009, first with Stanley Works (a worldwide manufacturer and marketer of tools, hardware and specialty hardware products for home improvement, consumer, industrial and professional use) and subsequently since the merger of Stanley and Black & Decker which was completed in March 2010. Before that, Mr. Loree served as Executive Vice President and Chief Financial Officer of Stanley, having joined the company in 1999 from General Electric (a diversified infrastructure, finance and media company) where he served for almost 20 years, including as Vice President for Finance and Strategic Planning within GE Capital (a global provider of an array of financial products and services).	2010

			Director
			of the
		Position with the Company,	Company
Name	Age	Prior Business Experience and Qualifications, Attributes and Skills	Since

		Mr. Loree brings an in-depth knowledge of the manufacturing and industrial services industries and a well-developed understanding of the business issues and risks facing a global business in today’s environment, as a result of his many years with Stanley Black & Decker and General Electric and his senior leadership roles within both companies. Mr. Loree’s financial acumen is also of benefit to our Board. These exceptional experiences will serve as an invaluable asset to the Board of Directors.
A. J. Sordoni, III	67	Chairman of Sordoni Construction Services, Inc. (a building construction and management services company) and has been employed by that company since 1967. Director of Aqua America, Inc. Member of the Nominating Committee and the Audit Committee.	1988
		Mr. Sordoni is an experienced, independent Director who has served as a director of public companies for more than 40 years and as a member of our Board for more than 20 years. Mr. Sordoni’s public company experience has included tenures in the banking, energy and utility fields, service which allows him to bring notable, multi-industry experience to the Board. Mr. Sordoni’s experience in the construction industry makes him particularly suited to serve as a Director of the Company. Finally, Mr. Sordoni’s service on numerous public and private boards gives him valuable knowledge and perspective, which enhances his contributions to the Board.
R. C. Wilburn	67	Distinguished Service Professor at Carnegie Mellon University and Principal of The Wilburn Group (a management consulting firm). Former President of The Gettysburg Foundation (a nonprofit educational institution) between 2000 and 2009. Former President and Chief Executive Officer of the Colonial Williamsburg Foundation (a historic preservation organization with resort facilities) between 1992 and 1999. Other former positions include President of Carnegie Institute and Carnegie Library, Secretary of Budget and Administration and Secretary of Education for the Commonwealth of Pennsylvania. Mr. Wilburn served as President of Indiana University of Pennsylvania and has held several senior positions at Chase Manhattan Bank. He is a Director of Erie Indemnity Company. Member of the Nominating Committee, member of the Compensation Committee and Lead Director.	1986
		Mr. Wilburn is our longest-serving Board member, providing over 20 years of board experience as well as extensive knowledge of our business. This, combined with his service on numerous public boards and chairmanship of two audit committees, three compensation committees and two nominating committees over his illustrious career, provide Mr. Wilburn with well-rounded, Board level leadership capabilities that would be difficult to duplicate. Mr. Wilburn’s leadership skills and business experience have enabled him to be a particularly effective Board member who has been able to strongly contribute to the Board, including in his role as Lead Director. Mr. Wilburn also has extensive government experience at both the state and national level and has led a distinguished career in finance and education.

NON-EMPLOYEE DIRECTOR COMPENSATION

The general policy of our Board is that compensation for non-employee Directors should be a mix of cash and equity-based compensation. Our Compensation Committee has the primary responsibility to review and consider any revisions to Director compensation. As part of this responsibility, the Committee annually reviews market data regarding comparable director compensation programs. This data is prepared by management utilizing several broad board compensation studies completed within one year of the Committee’s review.

Annual compensation for non-employee Directors for 2010 was comprised of the following components: cash compensation, consisting of an annual retainer; meeting and committee fees; and equity compensation, consisting of restricted stock unit awards. Our Board members have instituted a stockholding requirement for Board members equal to five times their annual retainer. Board members have three years from the date they join the Board to comply with the requirement in light of its recent establishment. The current compensation amounts for non-employee Directors, effective for fiscal year 2010, are as follows:

Annual Retainer:	$35,000
Lead Director Fee (Annual):	$20,000
Audit Committee Chair Fee (Annual):	$12,250
Compensation Committee Chair Fee and Nominating Committee Chair Fee (Annual):	$ 7,500
Board Meeting Fee (Per Meeting):	$ 1,500
Committee Meeting Fee (Per Meeting):	$ 1,500
Other Meetings and Duties (Per Day):	$ 1,500
Telephonic Meeting Fee (Per Meeting):	$ 750

Restricted Stock Units:	Restricted stock units equal to a dollar value of $90,000 annually (issued at a grant price equal to the average of the high and low market price on the date of grant. Grant date is the first business day of May.) (1)
Plan Participation:	Deferred Compensation Plan for Non-Employee Directors

(1)	The Compensation Committee reviewed the compensation of non-employee Directors at its September 2010 meeting and recommended that Director compensation be changed to reflect an increase in the equity portion of their compensation. Director compensation will now be fixed at $90,000, with the appropriate number of RSUs being deemed to equate to that amount.

The Deferred Compensation Plan for Non-Employee Directors allows each non-employee Director to defer all or a portion of his or her Director compensation until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Harsco phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom stock account are recorded as notional shares of Harsco common stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of common stock that the deferred compensation would have purchased at the market price of the stock on the day the account is credited. Dividends earned on the phantom shares are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash, based upon the market price of the common stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control.

Directors who are actively employed by us receive no additional compensation for serving as Directors, and we do not pay consulting or professional service fees to Directors.

2010 DIRECTOR COMPENSATION

The table below details the compensation earned by our non-employee Directors for 2010:

					Change in
					Pension Value
	Fees			Non-Equity	and
	Earned			Incentive	Nonqualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	Earnings ($)	($)	($)

Kathy G. Eddy	75,750	61,970	-0-	-0-	-0-	-0-	137,720
David C. Everitt	7,333	-0-	-0-	-0-	-0-	-0-	7,333
Stuart E. Graham	65,500	61,970	-0-	-0-	-0-	-0-	127,470
Terry D. Growcock	65,500	61,970	-0-	-0-	-0-	-0-	127,470
Henry W. Knueppel	56,750	61,970	-0-	-0-	-0-	-0-	118,720
James M. Loree	7,333	-0-	-0-	-0-	-0-	-0-	7,333
D. Howard Pierce	55,250	61,970	-0-	-0-	-0-	-0-	117,220
James I. Scheiner	55,250	61,970	-0-	-0-	-0-	-0-	117,220
Andrew J. Sordoni, III	63,000	61,970	-0-	-0-	-0-	-0-	124,970
Robert C. Wilburn	78,250	61,970	-0-	-0-	-0-	-0-	140,220

(1)	Includes fees associated with chairing a Board Committee.

(2)	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (formerly FAS 123(R)) for the restricted stock units granted during 2010, as further described below. As of December 31, 2010, each non-employee Director other than Ms. Eddy, Messrs. Everitt, Growcock, Graham, Knueppel and Loree had 13,290 restricted stock units outstanding. Ms. Eddy had 12,164 restricted stock units outstanding as of December 31, 2010. Mr. Growcock had 6,158 restricted stock units outstanding as of December 31, 2010. Both Messrs. Graham and Knueppel had 4,051 restricted stock units outstanding as of December 31, 2010. Messrs. Everitt and Loree had not yet been granted restricted stock units, as their appointment to the Board occurred after May 2010. Mr. Pierce had 8,000 stock options outstanding as of December 31, 2010. Mr. Scheiner had 12,000 stock options outstanding as of December 31, 2010. Mr. Sordoni had 8,000 stock options outstanding as of December 31, 2010. Mr. Wilburn had 8,000 stock options outstanding as of December 31, 2010. Each non-employee Director other than Messrs. Everitt and Loree was granted 2,000 restricted stock units on May 3, 2010 and these restricted stock units vest on April 26, 2011 and are not payable in common stock until a Director ceases to serve on our Board (in which case the shares of common stock are issued within 60 days following the termination of the non-employee Director’s service as a Director). The aggregate grant date fair value of each non-employee Director’s 2010 restricted stock unit award shown above was computed in accordance with FASB ASC Topic 718, at a per share grant date fair value of $30.99, which was determined using the average of the high and low price of the stock on the previous day’s trading, less a discount for dividends not received during the vesting period. The information in this column does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of March 3, 2011. See Note 12, “Stock-Based Compensation” to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions used by us to calculate share-based employee compensation expense, as outlined in FASB ASC Topic 718. The 1995 Non-Employee Directors’ Stock Plan was amended in 2009 to ensure compliance with Internal Revenue Code Section 409A.

SHARE OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 3, 2011, information with respect to the beneficial ownership of our outstanding voting securities, stock options and other stock equivalents by:

(a) Our Chief Executive Officer, Chief Financial Officer and the other four executive officers named in the 2010 Summary Compensation Table, who we refer to collectively as our named executive officers,

(b) each Director,

(c) all Directors and executive officers as a group, and

(d) certain beneficial owners holding more than 5% of the common stock.

All of our outstanding voting securities are common stock.

	Number of		Percent of		Number of	Number of Other
	Shares(1)		Class		Exercisable Options(2)	Stock Equivalents

Named Executive Officers
G. D. H. Butler	39,523			*	48,000	-0-	(3)
G. J. Claro	9,887			*	-0-	-0-	(3)
S. D. Fazzolari	92,036			*	48,000	17,603	(3)
I. J. Harrington	7,003			*	-0-	15,000	(3)
R. C. Neuffer	16,375			*	-0-	1,011	(3)
S. J. Schnoor	13,494			*	-0-	2,482	(3)
Directors who are not Named Executive Officers
K. G. Eddy	2,000			*	-0-	12,164	(5)
D. C. Everitt	-0-			*	-0-	-0-	(5)
S. E. Graham	5,000			*	-0-	4,051	(5)
T. D. Growcock	1,000			*	-0-	6,802	(5)
H. W. Knueppel	1,000			*	-0-	4,051	(5)
J. M. Loree	-0-			*	-0-	-0-	(5)
D. H. Pierce	8,000			*	8,000	15,505	(5)
A. J. Sordoni, III	217,418	(4)		*	8,000	13,290	(5)
R. C. Wilburn	7,000			*	8,000	16,631	(5)
All Directors and executive officers as a group (17 persons in total, including those listed above)	445,311			*	124,000	114,319
More Than 5% Beneficial Owners (6)
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	5,526,541		6.86

*	Less than one percent.

(1)	Includes, in the case of Messrs. Butler, Claro, Fazzolari, Harrington, Neuffer, Schnoor and all Directors and executive officers as a group, -0-shares, -0- shares, 18,872 shares, 213 shares, -0- shares, 2,272 shares and 24,030 shares respectively, pursuant to our Retirement Savings and Investment Plan in respect of which such persons have shared voting power and sole investment power.

(2)	Represents all stock options exercisable within 60 days of March 3, 2011 awarded under the 1995 Executive Incentive Compensation Plan (the “1995 Incentive Plan”), and the 1995 Non-Employee Directors’ Stock Plan. Unexercised stock options have no voting power.

(3)	Includes non-voting phantom shares held under the Supplemental Retirement Benefit Plan which will ultimately be paid out in cash based upon the value of shares of common stock at the time of the payout, as well as non-voting phantom shares held in our non-qualified Retirement Savings and Investment Plan. Also includes for Mr. Butler, -0- restricted stock units; for Mr. Fazzolari, 6,667 restricted stock units; for Mr. Harrington, 15,000 restricted stock units; for Mr. Neuffer, -0- restricted stock units; and for Mr. Schnoor, 1,667 restricted stock units that were awarded in January 2009 and vest on a pro rata basis over a three-year period, subject to the terms of the 1995 Incentive Plan. Mr. Claro received a grant of 15,000 restricted stock units in November 2009, pursuant to the terms of his employment offer letter with the Company, 7,500 of which vested in January 2010 and 7,500 of which vested in January 2011. Mr. Claro did not receive a grant in 2008 as he joined the Company in 2009. Due to the retirement of Messrs. Butler and Neuffer on December 31, 2010, their unvested restricted stock units were paid out in full on the respective vesting dates according to the terms of the 1995 Incentive Plan. No named executive officer received a grant of restricted stock units in January 2010 or January 2011 other than Mr. Harrington, who received a grant of 25,000 restricted stock units in September 2010, pursuant to the terms of his employment offer letter with the Company, 10,000 of which vested in January 2011.

(4)	Includes 42,600 shares owned by his wife as to which Mr. Sordoni disclaims beneficial ownership.

(5)	Certain Directors have elected to defer a portion of their Directors’ fees in the form of credits for non-voting phantom shares under the terms of our Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included. They will ultimately be paid out in cash based upon the value of the shares at the time of payout. Also includes 500, 750, 1,000, 2,000, 2,000, 2,000 and 2,000 restricted stock units that were granted under the 1995 Non-Employee Directors’ Stock Plan on May 3, 2004, May 2, 2005, May 1, 2006, May 1, 2007, May 1, 2008, May 1, 2009 and May 3, 2010, respectively.

(6)	This information is derived from a Schedule 13G filing by such person with the SEC in February 2011, representing sole voting power over 5,526,541 shares, shared voting power over zero shares and sole dispositive power over 5,526,541 shares. These holdings represent 6.86% of our common stock.

Except as otherwise stated, each individual or entity has sole voting and investment power over the shares set forth opposite his, her or its name. None of the Directors and executive officers individually beneficially owned more than 1% of our common stock, and our Directors and executive officers as a group beneficially owned approximately 0.70% of our outstanding common stock. The mailing address for our Directors and executive officers is c/o Harsco Corporation, Corporate Secretary, 350 Poplar Church Road, Camp Hill, PA 17011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four Directors, each of whom is considered independent under the rules of the NYSE Euronext and the SEC. The Audit Committee has, as part of its membership, an individual who satisfies the definition of a “financial expert,” as promulgated by the SEC. Ms. Kathy Eddy, a certified public accountant and former Chairman of the American Institute of Certified Public Accountants, has been a member of the Audit Committee since September 28, 2004 and serves as the Audit Committee’s “financial expert.”

The Audit Committee operates pursuant to a written charter which was adopted in 1992 and which was most recently amended in February of 2011. A copy of the Audit Committee Charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us.

The Audit Committee reports to and acts on behalf of the Board of Directors by monitoring our financial reporting processes and system of internal controls, and supervising our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee discussed with our internal auditors and independent auditors the overall scope and plans for their respective audits of our financial statements. The Audit Committee also meets privately (and in separate meetings) with members of management, our independent auditors and our internal auditors following each Audit Committee meeting and as may otherwise be needed. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Quarterly Report on Form 10-Q or Annual Report on Form 10-K prior to its filing with the SEC, and the full Audit Committee meets with management and our independent auditors to review and discuss our Quarterly Earnings Releases prior to their release.

While the Audit Committee and Board of Directors monitor our financial record keeping and controls, it is our management that is ultimately responsible for our financial reporting process, including our system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of our financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2010 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by us, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1., AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

     K. G. Eddy, Chairman

     S. E. Graham

     H. W. Knueppel

     A. J. Sordoni, III

FEES BILLED BY THE INDEPENDENT AUDITORS FOR AUDIT AND NON-AUDIT SERVICES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, our principal auditor for the fiscal years ended December 31, 2010 and December 31, 2009.

	Amount	Amount
	2010	2009

Audit Fees(1)	$5,041,105	$4,830,885
Audit-Related Fees(2)	$356,182	$570,622
Tax Fees(3)	$1,108,528	$1,313,879
All Other Fees(4)	$4,500	$61,026
Total Fees	$6,510,315	$6,776,412

(1)	Includes the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews.

(2)	Includes due diligence procedures, issuance of comfort letters, audits of employee benefit plans and accounting consultations.

(3)	Includes services performed in connection with income tax services other than those directly related to the audit of the income tax accrual. Tax compliance services were $724,225 and $724,938 in 2010 and 2009, respectively.

(4)	Includes certain agreed upon procedures and licensing fees for software products.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered. The Audit Committee has adopted a policy for pre-approval of audit, non-audit and tax services by the independent auditors. The Audit Committee may pre-approve services, such as the annual audit fee and statutory audits. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is to be exceeded, approval of the Audit Committee must be obtained. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance our ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements. All of the fees included in the table above under Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee, or, if the pre-approval amount was exceeded, approval of the Audit Committee was obtained in accordance with the procedure above.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has designated PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2011. This firm has audited the financial statements of the Company and its predecessors since 1929. Although not required to do so by law or otherwise, the Audit Committee desires that stockholders ratify its selection of PricewaterhouseCoopers LLP as our independent auditors. Therefore, the Audit Committee’s choice of independent auditors will be submitted for ratification or rejection at the Annual Meeting. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the confirmation of PricewaterhouseCoopers LLP as our independent auditors. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

If this proposal is not ratified by at least a majority of the shares of outstanding common stock present in person or by proxy and entitled to vote on matters at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2011 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2012.

The Audit Committee, at its meeting held in July 2010, reviewed and approved the fee estimate for the annual audit of our fiscal 2010 financial statements and, taking into consideration the possible effect of non-audit services on the auditors’ independence, also reviewed specific non-audit services to be rendered for income tax services.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In the following pages, we discuss and analyze how our CEO, CFO, and four other most highly compensated executive officers (who we refer to as our named executive officers) were compensated for fiscal 2010, and describe how this compensation fits within our executive compensation philosophy. We also describe certain changes to our executive compensation programs for fiscal 2011 and later years. The following Executive Summary provides a brief discussion of our business performance for 2010, and this Compensation Discussion and Analysis analyzes the link between pay and performance for our named executive officers in 2010.

Executive Summary

Core Compensation Philosophy and Objectives

We, through our Compensation Committee, administer our executive compensation programs with the following guiding principles in mind:

Guiding Principles	Rationale

Maintain total compensation packages that range from moderately below to moderately above industry medians	Compensation must be competitive with the marketplace in order to attract and help retain talent while retaining some flexibility to provide higher rewards for superior achievement
An increasing portion of officers’ total compensation should be based on performance as their seniority increases	Executives most able to affect our performance should have a significant portion of their potential total compensation at risk and dependent upon our performance
A portion of an officer’s total compensation should be stock-based	Executive officers should share in the common stock gains and losses experienced by our stockholders in order to reinforce the alignment of their respective interests

Additional key goals of the Company and our Compensation Committee are to:

•	Incentivize and reward management to achieve our annual performance goals, which are specifically designed to reinforce the creation and enhancement of stockholder value;

•	Attract and retain top-level executives who are critical to our long-term success;

•	Promote and reward individual initiative and achievement; and

•	Provide levels of compensation that are fair, reasonable and competitive with comparable companies.

Our compensation program is also designed to reflect our goal of paying fair but market-based wages, while both ensuring that we attract, retain and motivate a premier management team to sustain our competitive advantage in the marketplace and that we provide a framework that encourages outstanding financial results over the long term. As a result, in administering our executive compensation program, we look to ensure that:

•	Our compensation goals support key financial and strategic business outcomes;

•	Pay is aligned with operating and other performance metrics to support shareowner value; and

•	Compensation risks are assessed and managed appropriately in the context of our business strategies.

The Compensation Committee regularly reviews our officer compensation strategies, policies and programs to assure the program continues to meet its guiding principles.

Top Issues Considered by the Company and the Compensation Committee During 2010

Our executive officer pay determinations in 2010 continued to be impacted by our continued transformation. In addition to the direct compensation issues relating to payment of annual and long-term incentives, the top issues considered by us and our Compensation Committee during 2010 included the following:

•	Addressing the proper structure of long-term incentives in order to balance the performance and retention objectives of the program;

•	Reviewing the appropriate targets and structure of our annual incentive compensation plan; and

•	Overseeing our continued rigorous implementation of our new human capital framework, which is underpinned by our core values of building a strong global leadership team with the talent and abilities required to achieve our strategic and financial objectives.

In allocating the various compensation components of our compensation program, we believe that employees in higher ranks should have a higher proportion of their total compensation delivered through pay-for-performance-based cash incentives and long-term equity compensation. As a result, their compensation will be more significantly connected to our financial performance. We also believe that as executives rise to positions that can have a greater impact on our performance, the compensation program should place more emphasis on the value of our common stock. In all cases, however, we strive to ensure that there is a clear correlation between our performance and the compensation of our employees, such that a difficult year for us will result in a reduction in total compensation for our employees who work for affected segments of our business. We believe this best aligns our compensation interests and the investment interests of our stockholders, and allows our Compensation Committee to responsibly perform their duties as they relate to compensation.

2010 Business and Economic Climate

Harsco Corporation is a diversified industrial services company serving global industries that are fundamental to worldwide economic growth, including infrastructure, metals, railways and energy. During calendar year 2010, Harsco kept its focus on significantly reducing its cost structure and measurably lowering the break-even point of all of its business platforms while executing on its business transformation strategies. Key to this strategy was the transformation of our Harsco Infrastructure business group, as we took a charge of approximately $84 million in the fourth quarter of 2010 to facilitate a major restructuring to optimize Harsco Infrastructure as a more streamlined, efficient, cost-effective, disciplined and market-focused global platform with a single business brand.

During 2010, all of our business segments, except for Infrastructure, were able to emerge from the global economic downturn and execute on their performance objectives, achieving many of their performance goals, financial or otherwise, resulting in many individuals within our segments, including several named executive officers, earning annual incentive bonuses. As part of our continued transformation to “OneHarsco”, however, during 2010 our Compensation Committee approved an adjustment in the annual incentive bonus program, which now provides that 20% of the bonus compensation of certain officers, including the named executive officers who head certain of our business segments, such as Galdino Claro, Executive Vice President and Group CEO, Harsco Metals & Minerals and Ivor Harrington, Executive Vice President and Group CEO, Harsco Infrastructure, will be based on Economic Value Added (EVA®) results for the Company as a whole (the sole exception to this structure for 2010 is that Mr. Harrington, who was hired by the Company in July 2010, was guaranteed a one-time bonus under the terms of his employment offer letter). We believe this continues to provide a strong incentive for our key executives to equally focus on the success of the overall Company and their business units, engineering value across the enterprise.

Because of the significant impact that the global economic downturn had on our business performance over the past several years, our long-term EVA objectives were not satisfied and therefore, no RSU payouts for the 2007-2009 performance period under the Company’s long-term incentive compensation program, which payouts are based on Corporate-level EVA, were made.

Our Infrastructure business services the global non-residential construction and industrial maintenance markets. These markets were severely and adversely impacted in 2010 by the global economic crisis, and the full year EVA results for the Infrastructure segment were below established targets for 2010. Our Harsco Rail segment, which provides worldwide track maintenance services, and our Harsco Metals & Minerals segment, which provides specialized services to the global metals industry, reached their maximum EVA cash bonus payout for 2010. Our Harsco Industrial segment, which provides air-cooled heat exchangers for the natural gas industry, heat transfer equipment, including hot water boilers and water heaters for institutional and commercial building applications and steel and aluminum bar grating, achieved their EVA cash bonus payout in part for 2010.

Harsco also continued its success in expanding its geographic footprint in faster-growth emerging market economies and was able to leverage off of new leadership appointments in 2010 to better align its segment reporting with our strategic business focus. Effective with year-end reporting for December 31, 2010, the Harsco Metals and Harsco Minerals businesses will be reported as one segment for financial reporting purposes. As a result, our four reported segments will be Harsco Metals & Minerals, Harsco Infrastructure, Harsco Rail and Harsco Industrial.

2010 Compensation Results

Fiscal 2010 was anticipated to be a difficult year for the economy and our businesses, and the Committee tailored our officer compensation program to be in line with these expectations, while providing support for the ongoing needs of our business and key strategic initiatives in our Metals and Minerals and Rail businesses. As a result, when designing our fiscal 2010 officer compensation program, the Committee considered our fiscal 2010 budget and financial performance expectations, both of which, though higher than 2009 actual performance, still did not return us to historical performance levels. As a result, with respect to our compensation plan:

•	the Committee, upon recommendation of management, froze calendar year 2010 base pay for our CEO, our named executive officers and certain other executives at calendar year 2009 levels, and has continued that freeze into 2011 for our CEO and the named executive officers. The 2011 base pay freezes will be reevaluated by the Committee at mid-year 2011;

•	for our long-term performance goal of corporate EVA, we did not meet our established 2007-2009 targets for restricted stock unit, or RSU, grants that would have been paid in 2010. No long-term incentive was paid to any Harsco executive or other employee for the 2007-2009 performance period (Mr. Harrington, who is guaranteed certain long-term incentive pay in accordance with the terms of his employment offer letter, received a separate RSU grant in 2010, a portion of which was paid out in January 2011, and Mr. Claro, who is also guaranteed certain long-term incentive pay in accordance with the terms of his employment offer letter, received a separate RSU grant in 2009, a portion of which was paid out in January 2011); and

•	as detailed below, as payment of annual incentive bonuses is tied directly to the achievement of Corporate or Division-level EVA, several of our named executive officers, including our CEO and CFO, whose bonuses were tied completely to Corporate-level EVA, received lower bonuses for 2010 performance, while those with higher-performing Divisions received appropriately higher bonuses, consistent with our pay-for-performance culture (as noted above, however, at least 20% of the bonus payout for our Division heads, such as Ivor Harrington and Galdino Claro, was tied to Corporate-level EVA, in accordance with the philosophy discussed above (i.e., providing a strong incentive for our key executives to equally focus on the success of the overall Company and engineering value across the enterprise).

The Committee believes its actions, as detailed in this Compensation Discussion and Analysis, balanced our objectives of containing costs, calibrating pay opportunities with performance expectations and the degree of difficulty associated with achieving performance goals, and retaining and motivating our officers.

Changes for 2011 and Beyond

Throughout 2010 the Committee held extensive deliberations on the Company’s incentive programs to determine whether the structure and targets were appropriate in light of the changing business environment facing the Company. As a result of these deliberations, the Committee determined that changes were required and approved the following items (as did the Board of Directors) that will apply to incentive compensation commencing in 2011 and beyond:

Long-Term Incentive Plan

The Committee focused on a number of aspects of the long-term incentive program and determined that the program needed to establish performance targets that were based on metrics other than EVA. While EVA has positive characteristics as a performance metric, the Committee felt that based on the changing global economic environment facing the Company and goals to be achieved, other metrics would more effectively drive the performance the Company was looking to achieve. After reviewing various alternatives and discussing them with its compensation consultant and senior management, the Committee implemented two new performance metrics: free cash flow and relative total shareholder return. The Committee felt that free cash flow was one of the key drivers to the long-term success of the Company and that relative total shareholder return provided the appropriate benchmark to assess how the Company was doing against a group of its peers. In light of the unique nature of the businesses comprising the Company, the Committee selected the Standard & Poor’s MidCap 400 Index to measure the Company’s relative performance. The free cash flow target and the relative shareholder return performance target will each comprise 25% of the total amount of the long-term incentive target, with the other 50% being time-based. With respect to free cash flow and relative total shareholder return, participants can earn up to 150% of target based on achievement above previously established target amounts. In addition, the Committee established a payment gate, requiring that the Company as a whole must achieve positive earnings per share on a U.S. GAAP basis before any of the performance portion of the award (i.e., the amounts based on free cash flow and total shareholder return) may be paid. These changes are applicable starting with the three-year performance cycle commencing January 2011 and ending December 2013.

Annual Incentive Program

The Committee continued its ongoing review of the annual incentive program to confirm that the program was designed to drive the achievement of the annual performance objectives needed to increase stockholder value. The Committee reviewed the appropriateness of the EVA metric and determined that EVA was the appropriate target for the annual incentive program, as it drove operating performance while also managing the utilization of capital in obtaining the annual operating performance. In light of the loss performance of one of our divisions in 2010 and the significant restructuring charge that was taken in December 2010, the Committee imposed a new requirement for annual incentive payouts. No annual incentive bonus payout will be made under the annual incentive program to participants of any operating unit whose performance is used to calculate bonus payouts unless such operating unit achieves at least breakeven operating profit (calculated on an internal company basis), inclusive of the bonus charges; and if only a breakeven operating profit is achieved, no higher bonus payout than a target payout may be made with regard to participants of such operating unit. The Committee believes that these limitations on payouts align the interest of stockholders and management.

Stock Option Grants

In connection with its review of the incentive programs of the Company, the Committee became concerned about the retention of the key executives that were most responsible for implementing the changes needed to return the Company to the previous levels of performance. Over the past three years, limited incentive payouts were made under both the short-term and the long-term programs. With respect to the long-term program, it is likely that there will only be a limited payout on the cycle ending in December of 2011. In light of the pick-up in certain parts of the economy and the expressed need of many organizations for experienced executives to lead them forward, the Committee considered various ways it could retain the executives most needed for the implementation of the plans that would result in the improved performance of the Company. After reviewing several alternatives, in January 2011, the Committee and the Board approved a limited grant of stock options to a limited group of executives of the Company who were deemed by management and the Board to be critical to the execution of both the short-term and long-term strategic plans. This is the first grant of stock options to management since 2002. Because stock options do not provide any return to the holder unless the stock price increases, the Committee concluded that this was an appropriate form of retention award, as it linked any return to management to a commensurate return to stockholders. The Committee also took into account, for certain grantees, the freezes in cash compensation and the reduced grants of RSUs in calendar years 2009 and 2010, which has resulted in certain of our senior executives falling significantly behind their peers in terms of total compensation. As such, the options also provide an opportunity to compensate for some of that shortfall, but only if we are at the same time successful in increasing stockholder value.

Overview of 2010 Compensation Program

Our executive compensation program is carried out through several compensation elements. Each has its own purpose, but together they work to create a compensation package that both fairly compensates the individual for the services rendered to us and the results achieved and provides appropriate value to us for the payments we have made.

The primary compensation methods that we use and the manner in which they are administered consist of the following:

Component	Characteristics	Purpose	Key FY 2010 Actions

Base Salary	Fixed annual cash amount based on competitive salary data, each individual’s past performance and their level of responsibility within our organization	Provides a base level of compensation for the services provided to us	No increases based on FY 2010 results for our named executive officers

Annual Cash Incentive Compensation	Named executive officers participate in the same program with all other employees. Payout based on the extent of the achievement of independently pre-established EVA targets, both at a Company and division level, taking into account the executive’s salary and bonus percentage	Motivates and rewards achieving or exceeding organization and individual performance goals. Compensates for the achievement of pre-established annual goals that the Board believes will increase stockholder value	Certain named executive officers received below target annual incentive awards for the FY 2010 performance year due to our overall performance

Long-Term Equity Compensation	Restricted stock units based on the level of achievement attained by us based in part on specified performance targets, with a portion being time-based, and subject to the exercise of discretion by the Compensation Committee, which may reduce an award payout	Compensates for the achievement by us of longer-term goals pre-established by the Board and whose achievement increase stockholder value over the longer term	No payouts were made under this program for the three-year cycle ending December 31, 2010, since the pre-established EVA targets were not achieved

Component	Characteristics	Purpose	Key FY 2010 Actions

Perquisites	Non-cash compensation designed to meet certain needs of our executives and provide a competitive compensation package	Provides selected benefits commensurate with those provided to executives at our peer group companies that permit executives to address certain health, disability and other needs	We provide limited perquisites such as automobiles and we are currently reviewing the appropriateness of those perquisites that are currently provided

Retirement Benefits	Defined contribution and defined benefit plans similar in form to benefits available to our other employees	Provides an appropriate level of replacement income upon retirement	Certain defined benefit programs in the UK were discontinued in 2010 and the affected employees were moved to our defined contribution program

Potential Payments upon Change in Control	Contingent in nature and payable only if a named executive officer’s employment is terminated as specified under the change in control provisions of various plans	Encourages executives to objectively evaluate possible change in control transactions	The Board reviewed these agreements in 2010 and made a number of changes, which are summarized on pages 57 through 60

Other Potential Post-Employment Payments	Contingent in nature and payable only if a named executive officer’s employment is terminated as specified under the arrangements of various plans	Provides additional amounts for death, disability, retirement, termination without cause or for cause, and voluntary separation	No substantive changes in FY 2010

Principles and Practices Underlying Our Named Executive Officer Compensation Program

Role of Management

Management provides data, analyses, input and recommendations to the Compensation Committee through our CEO and our CAO. In addition, during 2010 we established an internal compensation council, consisting of senior officers and our human resources specialists, which provides input to the Committee (through our CEO and CAO) regarding the design and funding of our annual bonus program and long-term equity program. Our CEO and CAO also provide input on various matters for the Committee to consider when determining each component and the total amount of our named executive officers’ compensation, and our CAO also provides input on various values for the Committee to consider when determining each component and the total value of our CEO’s compensation. The Committee gives significant weight to our CEO’s evaluation of the other named executive officers’ performance and recommendations of appropriate compensation for this group. This input and that of the CAO and the compensation council is advisory in nature, however, and neither the CEO, CAO nor the compensation council determine any component of compensation for any officer; these responsibilities reside only with the Committee.

During fiscal year 2010, our Chairman and CEO reviewed both (1) benchmark compensation materials and other related information provided by Towers Watson & Co., or Towers Watson, and Pearl Meyer & Partners, or Pearl Meyer, and (2) recommendations submitted by members of our senior management team, before submitting management’s recommendations to the Compensation Committee regarding salary increases and changes to bonus percentages and equity compensation awards for members of our senior management team, as well as the reasons for these recommended changes. Our Chairman and CEO also provides the Committee with factual information on which it bases its decisions regarding his compensation. As an example, our Chairman and CEO meets with the Committee in executive session during each November meeting to review the progress made on key priorities as well as our results for that fiscal year. Our independent Directors participate in the November session. The Chairman and CEO has no decision-making involvement with respect to his own compensation, however. Instead, the Committee determines its recommendation regarding the Chairman and CEO’s compensation package for the subsequent fiscal year based on the facts gathered from its meeting with the Chairman and CEO, plus compensation survey information provided to us by Towers Watson and Pearl Meyer, and whatever other information and factors it chooses to consider from year-to-year.

The Chairman and CEO has the authority to call Compensation Committee meetings, but no such meetings have been called by the Chairman and CEO in the past two years. Additionally, the Chairman and CEO has the authority to call and hold meetings with each of Pearl Meyer, Towers Watson and Stern Stewart & Co., or Stern Stewart. We are aware of only one individual meeting between the Chairman and CEO and any of our compensation consultants in recent history, namely, a meeting between the Chairman and CEO and Pearl Meyer that took place in August 2009, during which the Chairman and CEO briefed Pearl Meyer on our strategy and human resources policy as part of Pearl Meyer’s orientation, as the newly appointed consultant to the Committee, to the role of advising the Committee, which is Pearl Meyer’s standard practice.

Role of Compensation Consultants

Independent Committee Consultant

Our Compensation Committee engaged an outside, independent executive compensation consultant, Pearl Meyer, to advise and counsel the Committee for 2010. Pearl Meyer was selected and engaged by the Committee because of their broad expertise in many executive compensation areas as well as for their fit with the philosophy and personality of the Committee. For example, in fiscal 2010, Pearl Meyer provided the Committee an overview of executive compensation trends and regulatory developments, and provided advice and counsel on changes to our change of control severance agreements. Pearl Meyer provides no services to us other than those provided directly to or on behalf of the Committee.

At the Compensation Committee’s direction, management provides all Committee materials to Pearl Meyer and discusses all materials and recommendations with the consultant in advance of each Committee meeting or communication. Pearl Meyer considers the information and reports to the Committee chairperson, specifically identifying any issues or concerns. The Committee considers Pearl Meyer’s input as part of its decision-making processes. The Committee’s independent consultant attended each of the FY 2010 Committee meetings, either in person or via teleconference.

Management Consultant

Our CAO and his staff retain and work with Towers Watson, to provide compensation services to us because of their broad level of expertise in the compensation and benefits area and their expansive knowledge of relevant market data in these areas. Towers Watson provides various calculations, comparator group data and general market data used by the Compensation Committee in its decision-making processes. Towers Watson also provides consulting, actuarial and other compensation and employee benefits-related services to us. Towers Watson does not attend Committee meetings on a regular basis.

EVA Consultant

Stern Stewart was selected and engaged by management because of their expertise in working with economic value-added programs, and they advise us on our economic value-added program, both from an operations and from a compensation standpoint and assist in developing both annual and (prior to 2011) long-term EVA goals. From a compensation standpoint, this information is utilized as part of our EVA-based Annual Incentive Plan. Stern Stewart does not attend Compensation Committee meetings on a regular basis.

Fees Paid for Non-Compensation Related Services

In 2010, Towers Watson received aggregate fees in the amount of $136,309 for compensation-related services it provided to management and the Compensation Committee. Towers Watson also provides pension plan-related and other advice to our Human Resources and Finance groups and measurement support for various casualty exposures. Towers Watson has also assisted in due diligence reviews of potential acquisition candidates, and in 2010 was compensated for these services in the amount of $915,075. The decision to engage Towers Watson for these non-compensation related services was made by management. The Committee and the Board did not approve these services. No other compensation consultant received in excess of $120,000 during 2010 for non-compensation related services.

Data Considerations

Peer Group and Market Data

The Compensation Committee targets each named executive officer’s total direct annual compensation to the median range for comparable positions in our comparator group, and seeks to drive company financial performance that is in the upper quartile of our comparator group. The Committee structures our officer compensation program so that outstanding performance measured against our compensation plans’ metrics and associated goals generates total direct annual compensation at or above the median range; conversely, achievement below compensation plan goals generates total direct annual compensation below the median range, all in support of our pay-for-performance philosophy. The Committee also considers comparator group data when determining compensation practices.

The Compensation Committee adjusts a component of a named executive officer’s pay or total direct annual compensation above or below the median range to acknowledge the experience and value he or she brings to the role, sustained high-level performance, demonstrated success in meeting key financial and other business objectives, and the amount of his or her pay relative to the pay of his or her peers. The differences in compensation levels among our named executive officers are attributable to the differences in the median range of compensation for similar positions in our comparator group data and the Committee’s assessment of each position’s internal value.

Our benchmarking is conducted annually against benchmarking data prepared by Towers Watson. The Towers Watson data utilizes a broad industry-wide benchmarking database of approximately 800 companies. In completing its analysis for each of our named executive officers, Towers Watson begins by screening its database for compensation data related to positions with duties and responsibilities similar to those of our executives. Towers Watson then subjects that data to a regression analysis (which helps define the relationship between revenue and an executive’s compensation). The regression analysis is then used to calculate a compensation level for the executive consistent with our total revenues. In this way, Towers Watson’s use of regression analysis adjusts the data in its benchmarking database.

We also utilize benchmarking data prepared by Pearl Meyer. Pearl Meyer benchmarks us annually against a peer group which, for 2010, consisted of a small group of 14 publicly-traded companies that the Compensation Committee and management agreed were peer companies, when looking at factors including lines of business, total revenues and global revenues (in other words, their multinational status). As we are a diversified industrial services company, no other company perfectly matches our profile. Companies included in the Pearl Meyer survey are companies that had one or more business aspects that correspond with one or more aspects of our business. The 14 peer group companies are:

AMETEK, Inc.	Kennametal Inc.
Commercial Metals Company	The Manitowoc Company, Inc.
Cooper Industries, Ltd.	Minerals Technologies Inc.
Dover Corporation	Sauer-Danfoss, Inc.
EMCOR Group, Inc.	SPX Corporation
Flowserve Corporation	Teleflex Incorporated
Jacobs Engineering Group Inc.	United Rentals, Inc.

Performance and compensation data for the peer group was tracked by Pearl Meyer and provided to the Compensation Committee as part of 2010 executive compensation review process. The Committee also, on a periodic basis, reviews the competitiveness of aspects of our benefits package.

Impact of Individual Performance

Initial Benchmarking

In reviewing salaries, total cash compensation and total direct compensation, the Compensation Committee initially considered how each named executive officer’s compensation compared to the 50th percentile based on the survey data provided by Towers Watson. We chose to target the 50th percentile based on our belief that our executive officers should be compensated at neither the high nor the low end of compensation as compared to their peers, but should receive a reasonable level of compensation based on both our performance and their individual performance when they perform at the target level.

For 2010, our named executive officers’ compensation was at the following percentiles:

		Total Cash	Total Direct
Name	Salary	Compensation	Compensation

S. D. Fazzolari	47.3%	46.2%	46.8%
G. D. H. Butler	51.1%	31.6%	23.2%
R. C. Neuffer	58.3%	82.3%	48.7%
S. J. Schnoor	45.5%	44.1%	44.8%
I. J. Harrington	58.3%	56.6%	57.4%
G. J. Claro	72.2%	70.1%	71.1%

Our Compensation Committee then sets final compensation amounts either above or below the initial benchmarks, taking into account:

•	Differences in the scope of responsibilities held by the named executive officers;

•	Length of service with us in specific positions;

•	Performance (specifically the effect of what the Committee viewed as exceptional performance) of duties during a named executive officer’s tenure with us; and

•	Market requirements.

The percentages shown above also reflect in part the results of our failure to execute on our 2010 plan, as a result of which the salaries for certain executives, including the named executive officers, were frozen. This freeze on salaries was put in place with the agreement of management, and will be reexamined and reevaluated during our second quarter 2011, based on our performance to date as measured at such time. The percentages shown above also reflect the fact that certain named executive officers, such as Mr. Neuffer, are long-term employees of the Company and have served in executive positions for many years (and, the business units which Mr. Neuffer led were high performing business units, which resulted in higher cash bonuses being paid to Mr. Neuffer in recognition of this performance); and that other named executive officers, such as Messrs. Fazzolari and Schnoor, have cash and long-term incentive targets that were established when they were relatively new in their positions, such that subsequent freezes have not allowed their total compensation to increase in a manner commensurate with their increase in seniority. Messrs. Claro and Harrington represent new hires in 2009 and 2010, respectively, who were brought in at globally competitive rates for their positions and who also received certain guaranteed components to their compensation (in the form of RSUs and cash bonuses), primarily to compensate for stock awards and bonuses they each forfeited at their prior positions in order to accept our employment offers within our desired timeframe. Mr. Butler’s total cash compensation and total direct compensation were heavily impacted by the performance of the Infrastructure business and the global economic downturn.

Individual Performance

As described above, the Compensation Committee considers our overall corporate performance when making compensation decisions for the named executive officers. To a lesser extent, the Committee considers individual performance by each of the named executive officers during the course of the year, as evaluated by the Committee in the case of the CEO, and by the CEO and the Compensation Committee in the case of our other named executive officers, as further discussed below. The Committee also considers the performance of our divisions in the case of the named executive officers who lead such divisions.

Individual performance generally has an impact on both long-term incentive compensation awards and involves the significant use of discretion on the part of the Compensation Committee. For 2010, the Committee specifically considered the following individual performance and other quantifiable and non-quantifiable factors (including financial performance factors involving particular divisions within a named executive officer’s area of responsibility) when making compensation decisions for the following named executive officers:

•	For Mr. Fazzolari: leadership of our Company by developing, articulating and communicating a clear strategy; disciplined execution of that strategy; setting values and tone through implementation of a core ideology; management, recruitment, development and succession planning; our overall growth in revenues, earnings, EVA and cash flow; and our successful completion of significant transactions;

•	For Mr. Butler: EVA improvement; overall growth in revenues and earnings for our Harsco Infrastructure segment; management succession and development for our Harsco Infrastructure and Harsco Metals segments; and the successful handling and integration of key transactions;

•	For Mr. Schnoor: our overall growth in revenues, earnings and EVA and improved performance, looking primarily to financial measures and overall strategic development goals;

•	For Mr. Neuffer: EVA improvement, overall growth in revenues and earnings for our Harsco Industrial and Harsco Rail groups, reorganization of certain companies within our Harsco Industrial and Harsco Rail groups; and management succession and development for our Harsco Industrial and Harsco Rail groups;

•	For Mr. Claro: EVA improvement, overall growth in revenues and earnings for our Harsco Metals and Harsco Minerals groups; reorganization of certain operations and methods of doing business within our Harsco Metals and Harsco Minerals groups; and management succession and development for our Harsco Metals and Harsco Minerals groups; and

•	For Mr. Harrington: EVA improvement, overall growth in revenues and earnings for our Harsco Infrastructure group; the restructuring of the operations and methods of doing business within our Harsco Infrastructure group; and management succession and development for our Harsco Infrastructure group.

The Compensation Committee did not specifically structure its compensation decisions for 2010 to create notable disparity between the compensation elements paid to our named executive officers. Instead, the differences between the amounts paid to our named executive officers result from the standard application of our compensation policies and formulae, and specifically from the above-noted considerations.

Analysis of 2010 Executive Compensation Decisions

Salaries

In determining 2010 salary levels for each of our named executive officers, our Compensation Committee took into consideration the following factors:

•	Benchmark information independently developed by each of Pearl Meyer and Towers Watson, as described above;

•	The officer’s current and historical performance and contribution to our business, including the achieved results of the operations for which he is responsible and other key strategic accomplishments on pre-established goals within his areas of responsibility;

•	Each officer’s level and amount of responsibility within our business, focusing particularly on the individual’s ability to impact financial results either directly or through the employees he manages;

•	Comparison to other internal salaries, with the goal of internal equity that aligns positions with similar levels of responsibility;

•	The overall operating results that have been achieved by us and each individual division; and

•	Our salary range structure for various grade levels.

Of continuing importance for 2010 were the increases in responsibility of the members of our senior management team in light of the implementation of our senior management succession plan. As a result, our Compensation Committee, in reviewing salaries for 2010, continued to take into account the continued expansion of the named executive officers’ roles during calendar year 2010. In late 2010, our Committee made the decision to continue the freeze of the salaries for our corporate level officers, including our CEO and CFO, and our named executive officers other than Messrs. Neuffer and Butler (due to their retirement), in light of the continuing turnaround of the Company as a whole.

Annual Incentive Compensation Plan

After the end of each fiscal year, management presents to our Compensation Committee a summary and recommendation for payouts of management incentive bonuses. The presentation includes the following:

•	Information on our EVA performance for the fiscal year just ended, both on an overall Company and individual division basis;

•	Actual awards to each executive officer under the plan during the prior three years;

•	Salaries for the fiscal year just ended and target award information; and

•	A specific recommendation for management incentive bonus payouts based on the above criteria.

The Compensation Committee changed the annual incentive program during 2010 in order for the plan to better reflect several of our principal goals. In particular, the annual incentive program was changed during 2010 to provide that all participants will have at least 20% of their annual bonus based on our overall EVA performance. This is in furtherance of our “OneHarsco” philosophy and of our globally integrated organization goals.

Setting Target Annual Incentive Payouts

Payments of annual incentives are a function of the executive’s annual salary multiplied by a bonus percentage, which is then multiplied by a performance percentage. The bonus percentage is the executive’s annual incentive opportunity as determined by the Compensation Committee for each individual executive and is a function of the individual’s level of responsibilities and his ability to impact our overall results.

The performance percentage is determined based on achievement of EVA objectives and can range from zero to 200%. A target bonus is awarded for 100% performance. Zero and 200% were set as outer limits based on recommendations by our consultant, Stern Stewart, and our desire to keep incentive payments within a particular range. Because of the way the incentive system is structured, there is a 15% probability that either an award of zero or 200% will be achieved. The Compensation Committee has discretion to reduce the final awards for the named executive officers.

The target bonus percentages for the named executive officers for 2010 were as follows:

Executive	Minimum	Target	Maximum

S. D. Fazzolari	0%	100%	200%
G. D. H. Butler	0%	68%	136%
R. C. Neuffer	0%	68%	136%
S. J. Schnoor	0%	65%	130%
I. J. Harrington	0%	65%	130%
G. J. Claro	0%	65%	130%

Actual annual incentive award payouts to the named executive officers are detailed in the 2010 Summary Compensation Table. Mr. Harrington received a guaranteed bonus award in accordance with the terms of his employment offer letter.

Performance Metric for Annual Incentive Compensation Plan and Fiscal 2010 Performance Results

EVA is an operating mindset that is instilled in our employees and is utilized in the way we operate our businesses. In light of this, it was again deemed the appropriate measure by which to judge results for 2010 annual incentive purposes. EVA is calculated by subtracting from net operating profit after tax (which is similar to operating earnings less taxes) a charge for capital employed in the particular business (which is the product of the amount of capital utilized multiplied by our cost of capital).

EVA improvement is a measure of the growth anticipated by stockholders. It represents the amount that EVA must improve each year in order for our current operations value to increase to our total market value. Current operations value is calculated as the sum of our current EVA capital plus the value that would be produced if EVA was maintained at its current level (in other words, no growth in EVA) forever.

The 2010 EVA improvement target was developed by Stern Stewart based on the principles outlined above. The payout under the annual incentive bonus program for 2010 was based on the amount of economic value created, both for the Company as a whole and for the business units for which a named executive officer has responsibility. The EVA improvement target for 2010 for the Company as a whole was $7,700,000. The EVA improvement required for a target bonus payout for the business units for which Mr. Claro was responsible was $3,786,000 and the EVA improvement required for a target bonus payout for the business unit for which Messrs. Harrington and Butler were responsible was $2,886,000. The EVA improvement required for a target bonus payout for the business unit for which Mr. Neuffer was responsible was $1,029,000.

In addition to the EVA improvement target, an EVA interval both above and below the EVA improvement target is also calculated. The EVA intervals serve as the guide for determining an officer’s performance bonus multiplier in terms of the amount of EVA improvement actually achieved. For example:

•	If the annual EVA improvement achieved equals the target, the officer receives 100% of his target performance bonus;

•	If the annual EVA improvement achieved is within one interval above or below the target, the officer receives a percentage of his target performance bonus, which is calculated by interpolating the percentage of the interval achieved;

•	If the annual EVA improvement achieved is more than one interval above the target, the officer would receive his maximum performance bonus, which is twice his target performance bonus; and

•	If the annual EVA improvement achieved is more than one interval below the target, the officer receives no bonus.

For 2010, the EVA interval for the Company as a whole was $45,000,000. The EVA interval for those business units for which Mr. Claro had responsibility was $26,800,000 and the EVA interval for the business units for which Messrs. Harrington and Butler had responsibility was $28,500,000. The EVA interval for those business units for which Mr. Neuffer had responsibility was $12,300,000.

An example of how the EVA system works may provide clarification. If we as a whole achieved $7,700,000 in EVA improvement, those individuals paid on Company-wide performance would receive their target payout amount (100%). If, instead, we as a whole achieved $52,700,000 or more (that is, $7,700,000 plus $45,000,000) in EVA improvement, an individual paid on corporate performance would receive his or her maximum payout amount (200%). If the amount of EVA improvement achieved was more than $7,700,000 but less than $52,700,000, then the officer would be entitled to a payout in an amount more than the target payout, but calculated by interpolating the percent of the interval achieved. If the amount of EVA improvement achieved was less than $7,700,000 but more than negative $37,300,000 (that is, $7,700,000 minus $45,000,000), then the officer would be entitled to a payout, but the payout would be an amount less than the target payout and calculated by interpolating the percent of the interval achieved.

In 2010, we as a whole produced negative $30,769,000 in EVA improvement ($38,469,000 below the applicable EVA target), which resulted in a bonus percentage of 15 percent for those individuals whose bonuses were based on corporate performance. The business units for which Mr. Claro was responsible generated $42,168,000 in EVA improvement ($38,382,000 above the applicable EVA target), which resulted in a bonus percentage of 200% for this business unit. When combined with the 20% of his payout that is based on consolidated performance, Mr. Claro received a bonus of 163% of target. The business unit for which Messrs. Harrington and Butler were responsible generated negative $84,108,000 in EVA improvement ($86,994,000 below the applicable EVA target), which resulted in a bonus percentage of zero for Mr. Butler for this business unit. When combined with the 20% of his payout that is based on consolidated performance, Mr. Butler received a bonus of 3% of target. Mr. Harrington was guaranteed a target level payout under the annual incentive plan pursuant to the terms of his employment offer letter with us and as a result received a bonus of 100% of target. The business units for which Mr. Neuffer was responsible generated $4,470,000 in EVA improvement ($3,441,000 above the applicable EVA target), which resulted in a bonus percentage of 128% for this business unit. When combined with the 20% of his payout that is based on consolidated performance, Mr. Neuffer received a bonus of 105% of target.

We, with the input of Stern Stewart, have established minimum, target and maximum objectives for overall EVA performance for 2011 and allocated that target objective among the divisions. Thus, the annual incentive compensation awards of the corporate officers are closely related to the overall performance of the divisions against their EVA goals. Goals are recommended by Stern Stewart to the Compensation Committee, and senior management has very limited input into the establishment of the EVA targets.

Equity Compensation

The primary purpose of our long-term incentive compensation program, as evidenced by grants of RSUs, is to drive maximum stockholder return by directly aligning the interests of management and stockholders and motivating key executives to remain with us. For our purposes, an RSU refers to an award of a share of deferred stock that is subject to a risk of forfeiture or performance conditions. We believe our long-term incentive program achieves this goal by:

•	Rewarding the named executive officers for the creation of sustained stockholder value;

•	Encouraging ownership of our stock by management, including via our stock ownership guidelines;

•	Fostering teamwork; and

•	Providing us with a means to retain and motivate high-caliber executives.

Review of RSU Target Awards

During its November 2006 meeting, the Compensation Committee reviewed proposed RSU grants for each named executive officer for the three-year performance period ending December 31, 2009 (that is, RSUs that, if the performance criteria were met, would have been granted in January 2010), as follows:

Named Executive Officer	Target Award

S. D. Fazzolari	20,000 RSUs
G. D. H. Butler	16,000 RSUs
R. C. Neuffer	7,000 RSUs
S. J. Schnoor	4,000 RSUs
I. J. Harrington	Not applicable
G. J. Claro	Not applicable

During its February 2008 meeting, the Board of Directors reviewed proposed RSU grants for each named executive officer for the three-year performance period ending December 31, 2010 (that is, RSUs that, if the performance criteria were met, would have been granted in January 2011), as follows:

Named Executive Officer	Target Award

S. D. Fazzolari	25,000 RSUs
G. D. H. Butler	16,000 RSUs
R. C. Neuffer	7,000 RSUs
S. J. Schnoor	5,000 RSUs
I. J. Harrington	Not applicable
G. J. Claro	Not applicable

Performance Metrics for RSUs

In furtherance of our pay-for-performance culture, payouts for RSUs are contingent upon satisfaction of pre-established performance goals spanning a three-year period. The performance goals for the 2007-2009 and 2008-2010 performance periods were cumulative EVA, which is more fully described on pages 37 and 38. Performance goals for EVA improvement are recommended by management to the Board and are based upon expectations regarding the targeted growth in these measures over the applicable performance periods. The recommended objectives were consistent with the objectives discussed with the investment community by management for the longer term periods.

Actual RSU Awards

RSUs Based on 2007-2009 Performance Criteria

Due to the extreme turbulence experienced across the world’s economies during 2008 and 2009, our performance during those years was negatively impacted and the long-term incentive goal for the 2007-2009 RSU awards was not met. As a result, none of our named executive officers received any final RSU payout for the 2007-2009 performance period.

In accordance with the terms of his employment offer letter, however, Mr. Claro received a separate RSU payout in 2009. This RSU payout is also reflected in the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table below.

RSUs Based on 2008-2010 Performance Criteria

Due to the extreme turbulence experienced across the world’s economies during 2008 and 2009, and due to the continued turnaround of our Infrastructure business, our performance during those years was negatively impacted and the long-term incentive goal for the 2008-2010 RSU awards was not met. As a result, none of our named executive officers received any final RSU payout for the 2008-2010 performance period.

In accordance with the terms of their respective employment offer letters, however, both Messrs. Harrington and Claro received separate RSU payouts in 2011. These RSU payouts are also reflected in the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table on page 50 of this Proxy Statement.

RSUs Based on 2010-2012 Performance Criteria

During 2009, the Compensation Committee continued its ongoing review of our long-term incentive program as it relates to RSUs. The goal of the review was to bring the program more in line with market practices, both from a participation standpoint and from a compensation standpoint. After several meetings throughout the year to review our program as well as other market plans, the Committee, with agreement from the Board, approved the following changes to the long-term incentive plan, effective for the 2010-2012 performance cycle:

•	Awards will be based on a percentage of actual salary versus a predetermined number of shares;

•	Awards will be based on country-specific market data;

•	One-half of an award will be performance-based, with the applicable target continuing to be the Company’s EVA improvement in total for the period and the other half of the award will be time-based;

•	Vesting will occur immediately upon satisfaction of the performance targets; and

•	The time-based award will be paid out in shares of Company common stock while the performance portion of the award will be paid in stock unless the individual satisfies their stock ownership requirements, in which case the payment will be in cash.

These changes were effective starting with the 2010-2012 performance cycle. For future cycles (i.e., starting with the 2011-2013 cycle), awards will be based on a market-determined percentage of salary mid-point versus a predetermined number of shares, except in the case of one named executive officer, Ivor Harrington, whose awards for the 2011-2013 cycle and future cycles will be based on a percentage of actual salary as a result of the terms of his employment offer letter.

RSUs Based on 2010-2011 Performance Criteria

At its February 2010 meeting, the Compensation Committee recommended, and the Board subsequently approved, a new long-term equity incentive award for our global leadership team, including the named executive officers, covering the two-year period ending December 31, 2011.

The award is performance-based and payout will only occur if the EVA targets for that two-year period are achieved by us. The EVA performance targets were established by Stern Stewart.

The Compensation Committee and the Board granted this award because of their concerns with regard to retention of key executives and senior level employees who will not likely receive payouts until 2013. The Board determined that, without the new two-year program, we would be at a competitive employment disadvantage compared to companies that base all or a portion of their long-term incentive awards on individual merit or on time-based vesting.

The Compensation Committee and the Board also took into account our low share utilization burn rate (.22% average for the three years ending December 31, 2009) and stock overhang (4.28% average for the three-year period ending December 31, 2009) for our equity compensation plans when considering the new equity incentive award, and determined that it was very conservative.

Stock Ownership Guidelines

In addition to our strong performance culture, as well as holding periods for RSU grants, we maintain stock ownership guidelines that apply to the named executive officers and certain other RSU plan participants. Our stock ownership guidelines encourage the retention of stock acquired through our RSU award program. In 2010, the stock ownership requirements were updated and revised so that no shares may be sold by participants until their applicable holding requirements are satisfied, subject to a hardship exception that will be administered by the Compensation Committee.

The stock ownership guidelines are based on a multiple of an individual’s base salary and were benchmarked against the stock ownership guidelines of similar companies and were also based on the Board’s determination of appropriate share ownership levels based on our compensation system. Under the guidelines, a participant is required to maintain certain share ownership levels of our common stock and is restricted from selling shares until the restrictions have been met. The share ownership levels (based on fair market value as measured periodically) for each named executive officer are as follows:

Named Executive Officer	Multiple of Salary

S. D. Fazzolari	Five times salary
G. D. H. Butler	Three times salary
R. C. Neuffer	Three times salary
S. J. Schnoor	Three times salary
I. J. Harrington	Three times salary
G. J. Claro	Three times salary

Individuals to whom the stock ownership guidelines apply have five years from the date they are first granted RSUs to comply with the guidelines in light of their recent establishment. All common stock held by the individual, whether acquired as a result of an RSU grant or otherwise, is included in determining whether a named executive officer has achieved the applicable ownership guideline. Stock options are not included in calculating whether the guidelines have been met.

Failure to meet the guidelines within the applicable five-year period on the part of an individual will result in a review by the Committee to determine the cause of such failure and to develop an appropriate corrective action plan. The Committee felt that this was a reasonable approach in light of the recent economic downturn and the impact of the same on our stock price.

Total Direct Compensation

The Compensation Committee believes the pay elements described above are consistent with our compensation philosophy of paying for performance, paying competitively and attracting and retaining key talent. Each pay element is designed to complement the other and reward the achievement of short-term and long-term objectives. In establishing total direct compensation, after review and consideration of market data, the Committee reviews each aspect of direct compensation (that is, salary, annual bonus and RSU awards) on both an individual component and a combined basis. The Committee intends that the total direct compensation combination will result in compensation at the market median.

Total direct compensation is further intended to be interrelated, such that the positive or negative performance in one area will directly or indirectly affect the performance of the other components. For example, the annual EVA incentive program is directly tied to the level of the individual’s salary because the payment is based on a percentage of salary. Also, as discussed above, the percentage of salary that is received as an annual incentive bonus is a function of the level of achievement of the EVA target and the individual’s target bonus percentage. The level of RSU grants has not been a direct function of salary, as target grants were established by the Compensation Committee based on a number of other factors, including the individual’s ability to impact long-term results, his or her performance history and his or her level of salary. As noted above, this was changed in 2010 so that RSU grants are now based on a percentage of an individual’s salary.

During the review of compensation for 2010, which was completed in 2009, and in connection with the preparation of this report, the Compensation Committee did review and take into consideration all aspects of compensation which might be paid to an executive, whenever earned in his or her career.

The following table summarizes the direct compensation elements awarded to the named executive officers for the 2010 calendar year. Our performance during 2008-2010 impacted our payouts under both the annual incentive plan and with regard to RSUs. The payouts under the annual incentive plan and with regard to RSUs are further analyzed on pages 36-41 of this Proxy Statement, including with regard to the details of our EVA performance for 2010 shown on pages 37-38 of this Proxy Statement. The RSU award numbers shown below differ from the numbers shown in the 2010 Summary Compensation Table, as the numbers below reflect the RSU grant that would have been made in January 2011 based on the 2008-2010 performance period. As further detailed on page 40 of this Proxy Statement, none of our named executive officers received any final RSU payout for the 2008-2010 performance period, except that Messrs. Harrington and Claro received separate RSU payouts in accordance with the terms of their respective employment offer letters.

		Annual Incentive
		Compensation		Total Direct
	Salary	or other Bonuses	RSU Awards	Compensation
Name	$	$	$	$

S. D. Fazzolari	890,000	133,500	0	1,023,500
G. D. H. Butler	607,712	12,397	0	620,109
R. C. Neuffer	414,000	295,596	0	709,596
S. J. Schnoor	400,000	39,000	0	439,000
I. J. Harrington	250,385	441,250	312,750	1,004,385
G. J. Claro	650,000	688,675	234,563	1,573,238

The conversion rate used for amounts included above with respect to Mr. Butler was £1.00 = $1.55.

As noted above, our performance during 2010 has impacted our payouts under the annual incentive plan and with regard to RSUs.

Other Compensation Elements

We also provide our named executive officers the following broad-based employee benefits on the same terms as provided to our U.S. non-executive employees:

•	Health insurance;

•	Disability insurance;

•	A term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $500,000;

•	A defined benefit pension plan; and

•	A 401(k) Savings Plan.

Many of the above benefits are now offered on the same basis to all similarly situated employees (for example, to all U.S. employees). The relative amount of life insurance and disability insurance offered to a named executive officer is a function of the individual’s salary, as is the amount contributed to the individual’s 401(k) account, although that is also a function of the percentage of salary that the individual chooses to contribute to the plan and Internal Revenue Service maximum contribution limitations. In addition, the executive officers, other than Mr. Butler, are eligible to participate in the Supplemental Retirement Benefit Plan (which we refer to as the SERP) as described under the section “Retirement Plans” below, which supplements the qualified pension plan, and in the non-qualified Retirement Savings and Investment Plan (referred to as the RSIP), which supplements our 401(k) Savings Plan with respect to contributions that could not be made because of Internal Revenue Service compensation and contribution limitations.

We also provide other benefits to certain executives, including change in control severance agreements described below. Messrs. Fazzolari and Claro are entitled to a car provided by us, and the Board of Directors has approved a policy regarding the CEO’s personal use of our aircraft. Corporate aircraft are used primarily for business travel and the Board policy includes a limitation on annual personal use unless the additional use is approved by the Lead Director of the Board. The CEO is taxed on the imputed income attributable to personal aircraft use and does not receive tax assistance from us with respect to those amounts. Certain of our named executive officers received relocation assistance during 2010 including a housing allowance. This relocation assistance was provided for a limited period of time for transition of the executives to our corporate headquarters.

For more information on the perquisites provided and to whom they apply, see the All Other Compensation Table which serves as a supplement to the 2010 Summary Compensation Table.

Our philosophy is to position the aggregate of these elements of compensation at a level that is competitive with our size and performance relative to other leading peer companies, as well as a larger group of general industry companies. We further believe that these other aspects of the executive compensation program are reasonable, competitive and consistent with the overall executive compensation program in that they help us attract and retain the best leaders.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on us. In addition, we have reviewed the relationship between our risk management policies and practices and the incentive compensation we provide to our named executive officers and other key employees to confirm that our incentive compensation does not encourage unnecessary and excessive risks.

It is our view that:

•	our compensation programs provide a balance between our short-term and long-term goals and objectives;

•	under our compensation program, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time, which discourages short-term risk taking;

•	our goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	rolling three-year performance targets for our long-term incentive plan discourage short-term risk taking;

•	incentive awards are capped by the Committee; and

•	equity ownership guidelines discourage excessive risk taking.

Furthermore, as described above, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Change in Control Severance Agreements

As a result of the Board of Directors’ ongoing review of our executive compensation programs, in December 2010, we entered into (1) Amended and Restated Change in Control Severance Agreements (the “Amended Agreements”) with each of Salvatore D. Fazzolari, Stephen J. Schnoor, and certain of our other officers, and (2) Change in Control Severance Agreements (the “New Agreements” and together with the Amended Agreements, the “Agreements”) with Galdino J. Claro, Ivor J. Harrington and certain of our other officers. The Amended Agreements amend and restate the Change in Control Severance Agreements, dated as of December 31, 2008 (the “Old Agreements”), between us and each of Messrs. Fazzolari, Schnoor and certain of our other officers. Each of the Agreements contains the following terms and are intended to reflect a more market-

based approach to a potential change in control scenario and to better align us with generally accepted corporate governance guidelines:

•	with respect to each of the Amended Agreements, eliminates the possibility of “single-trigger” payments (i.e., payments triggered by change in control alone rather than termination after change in control). Each of the Agreements provides for “double-trigger” payments;

•	with respect to each of the Amended Agreements, eliminates the “walk-at-will” provision (in other words, the ability for the executive to voluntarily terminate employment during a 30-day period after the first anniversary of the change in control and still receive severance);

•	provides that either (1) the executive will pay all applicable Section 4999 excise taxes with respect to severance benefits (if such taxes apply) or (2) the severance benefits will be cut back to an amount that will not be subject to Section 4999 excise taxes, whichever option is more favorable to the executive on an after-tax basis (the Old Agreements only provide for this second option);

•	with respect to each of the Amended Agreements, eliminates guaranteed employment during a three-year protection period;

•	with respect to each of the Amended Agreements, eliminates employment, payment and benefit guarantees during the protection period. Each of the Agreements provides that the executive may terminate for good reason if minimum employment, payment or benefit conditions are not satisfied during the protection period;

•	provides that we may terminate the executive without cause or the executive may terminate his employment without good reason during the protection period;

•	provides for definitions of cause and good reason that cover executive obligations to us and minimum employment, payment and benefit conditions;

•	provides for severance if the executive is terminated without cause or for good reason after a change in control;

•	updates the release of claims provisions and requires payment of severance 90 days after termination;

•	with respect to Mr. Fazzolari’s agreement, increases the severance amount for termination during the protection period other than for cause or termination for good reason to three times his highest base salary during the period beginning 90 days prior to the change in control through the date of termination, plus three times his target annual bonus for the year of termination;

•	with respect to the agreement for each of Messrs. Schnoor, Claro, Harrington and certain other senior executives, provides that the severance amount for termination during the protection period other than for cause or termination for good reason will be two times his highest base salary during the period beginning 90 days prior to the change in control through the date of termination, plus two times his target annual bonus for the year of termination;

•	for certain other executives, increases the severance amount for termination other than for cause or termination for good reason to one times the highest base salary 90 days prior to change in control or after, plus one times the target annual bonus for the year of termination; and

•	subject to certain exceptions, provides for a three-year term that automatically renews every year.

The Compensation Committee believes that the change in control severance agreements serve the following purposes:

•	assuring that we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event;

•	ensuring that, if a possible change in control should arise and a change in control officer should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interests and those of our stockholders, without concern for his position or financial well-being; and

•	protecting us by retaining key talent in the face of corporate changes.

The change in control severance arrangements are reviewed on a regular basis, but not necessarily as part of the annual compensation review.

Other Potential Post Employment Payments

Upon certain types of terminations of employment not related to a change in control, payments under various Company policies and plans may be paid to the named executive officers. These events and amounts are more fully explained in the Termination or Change in Control Arrangements section below.

Policy Regarding Tax Impact on Executive Compensation

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year by publicly-traded corporations to the chief executive officer and certain other executives. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation.

We intend, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that effectively attract and retain exceptional executives in a highly competitive environment and, accordingly, compensation paid under our incentive compensation plans is generally tax-deductible. However, on occasion it is not possible to satisfy all conditions of the Internal Revenue Code for deductibility and still meet our compensation needs, and in such limited situations, we may choose to pay compensation that would otherwise not be deductible under Section 162(m) if we believe that it is appropriate and in our best interest.

Personal Use of Corporate Aircraft

In connection with our allowing personal use of our corporate aircraft by certain of our named executive officers, a portion of our related expense is non-deductible under recent changes to U.S. federal income tax law. We treat such personal use as compensation, as reported in the “All Other Compensation” column of the 2010 Summary Compensation Table.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Proxy Statement for our 2011 Annual Meeting of Stockholders, for filing with the SEC.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

T. D. Growcock, Chairman
D. H. Pierce
R. C. Wilburn

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

2010 Summary Compensation Table

The following table presents the compensation provided to our named executive officers for services rendered to us in 2008, 2009, and 2010.

							Change in
							Pension Value
						Non-Equity	and
						Incentive	Nonqualified
Name and				Stock	Option	Plan	Deferred	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	Earnings ($)(4)	($)	($)

S. D. Fazzolari	2010	890,000	-0-	-0-	-0-	133,500	332,404	61,353	1,417,257
Chairman, President and	2009	890,000	-0-	503,000	-0-	-0-	190,026	45,879	1,628,905
Chief Executive Officer(5)	2008	850,000	-0-	919,000	-0-	129,200	526,519	44,689	2,469,408
S. J. Schnoor	2010	400,000	-0-	-0-	-0-	39,000	83,929	21,346	544,275
Senior Vice President, Chief	2009	400,000	-0-	125,750	-0-	-0-	45,603	22,437	593,790
Financial Officer and Treasurer(6)	2008	370,000	-0-	183,800	-0-	36,556	91,041	19,613	701,010
G. D. H. Butler	2010	607,712	-0-	-0-	-0-	12,397	-0-	592,136	1,212,245
Retired Vice Chairman(7)	2009	646,919	-0-	201,200	-0-	-0-	1,584,216	59,426	2,491,761
	2008	646,919	-0-	735,200	-0-	-0-	-0-	87,556	1,469,675
R. C. Neuffer	2010	414,000	-0-	-0-	-0-	295,596	121,905	27,636	859,137
Retired Vice Chairman(8)	2009	414,000	-0-	176,050	-0-	520,812	34,559	27,427	1,172,848
	2008	400,000	-0-	321,650	-0-	512,000	129,120	33,366	1,396,136
G. J. Claro	2010	650,000	-0-	-0-	-0-	688,675	-0-	69,982	1,408,657
Executive Vice President and Group CEO, Harsco Metals & Minerals(9)	2009	357,885	490,000	478,500	-0-	-0-	-0-	7,372	1,333,757
I. J. Harrington	2010	250,385	441,250	586,750	-0-	-0-	-0-	50,271	1,328,656
Executive Vice President and Group CEO, Harsco Infrastructure(10)

(1)	The amount shown in this column for Messrs. Claro and Harrington represent (i) the guaranteed target level payout under the annual incentive plan pursuant to the terms of Messrs. Claro’s and Harrington’s respective employment offer letters with us and (ii) signing bonuses paid pursuant to the terms of Messrs. Claro’s and Harrington’s respective employment offer letters.

(2)	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123(R)) for the restricted stock units granted during the indicated fiscal year. All grants of restricted stock units were made under the 1995 Incentive Plan. See Note 12, “Stock-Based Compensation,” to Notes to Consolidated Financial Statements in our

Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions used by us to calculate share-based employee compensation expense, as outlined in FASB ASC Topic 718. These awards are discussed in further detail under the heading “Equity Compensation” in the Compensation Discussion and Analysis.

No grants of RSUs were made in 2010 for the 2007-2009 performance period. This amount does not include the grant to Mr. Claro in 2009, which was provided pursuant to the terms of his employment offer letter (rather than with reference to the applicable performance period) and has a full grant date fair value of $478,500. The full grant date fair value of the RSU awards for the 2006-2008 performance period was $2,681,619, which was determined using the average of the high and low price of the stock on that day’s trading, less a discount for dividends not received during the performance period. The above information does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of March 3, 2011.

(3)	The amounts shown in this column for 2010 constitute the annual cash incentive compensation paid to each officer under the 1995 Incentive Plan based on the achievement of specific EVA goals.

(4)	All amounts shown represent changes in pension values. There were no above-market or preferential earnings on deferred compensation during fiscal year 2010. The conversion rates used for the amounts included in this column for Mr. Butler were £1.00 = $1.56.

(5)	Mr. Fazzolari was appointed to the position of Chairman, President and Chief Executive Officer of the Company effective July 6, 2010. Mr. Fazzolari has also served as Chairman and Chief Executive Officer of the Company since April 22, 2008 and as Chief Executive Officer of the Company since January 1, 2008.

(6)	Mr. Schnoor was appointed to the position of Senior Vice President, Chief Financial Officer and Treasurer of the Company effective July 6, 2010. Mr. Schnoor has also served as Senior Vice President and Chief Financial Officer since January 1, 2008 and served as Vice President and Controller of the Company from May 15, 1998 to December 31, 2007.

(7)	Mr. Butler retired as our Vice Chairman on December 31, 2010 and also as a Director on our Board of Directors. He was appointed to the position of Vice Chairman effective July 6, 2010. Mr. Butler also served as President of the Company and CEO of the Harsco Infrastructure business group from January 1, 2008 until July 6, 2010. Mr. Butler served as CEO of the Harsco Metals Segment between January 1, 2008 and June 1, 2009. Prior to that date, Mr. Butler served as Senior Vice President-Operations and President of the MultiServ and SGB Group Divisions. Mr. Butler’s salary and bonus are determined and paid in British pounds and are designated in the table in U.S. dollars. The conversion rates used for the amounts included in the 2010 Summary Compensation Table other than the Pension Values were £1.00 = $1.55 for 2010 and £1.00 = $1.65 for 2009 and 2008. The actual amount of Mr. Butler’s salary did not increase in 2010, and the amount shown reflects the exchange rate difference between 2009 and 2010.

(8)	Mr. Neuffer retired as our Vice Chairman on December 31, 2010. He was appointed to the position of Vice Chairman effective July 6, 2010. Mr. Neuffer has also served as Harsco Senior Vice President since January 1, 2008 and as CEO for our Harsco Rail Group and Harsco Industrial Group since January 1, 2009. Mr. Neuffer also served as CEO of our Minerals Group between January 1, 2009 and September 1, 2009.

(9)	Mr. Claro was appointed to the position of Executive Vice President and Group CEO — Harsco Metals and Harsco Minerals effective July 6, 2010. Mr. Claro has also served as Group CEO, Harsco Metals and Harsco Minerals Groups, between September 1, 2009 and July 6, 2010. Mr. Claro has also served as Group CEO of our Metals Group from June 1, 2009 to September 1, 2009.

(10)	Mr. Harrington was appointed to the position of Executive Vice President and Group CEO — Harsco Infrastructure effective July 13, 2010.

All Other Compensation

We also provide certain perquisites and other payments or benefits to the named executive officers. The following table summarizes the incremental cost of perquisites and other benefits for the named executive officers in 2010 and describes the other benefits included in the “All Other Compensation” column for 2010.

		S. D. Fazzolari	S. J. Schnoor	G. D. H. Butler(a)	R. C. Neuffer	G. J. Claro	I. J. Harrington

Personal use of corporate aircraft(b)	2010	$28,330	$-0-	$-0-	$-0-	$-0-	$-0-
Personal use of automobile	2010	9,877	-0-	25,370	16,661	19,000	-0-
One time payment(c)		-0-	-0-	554,336	-0-	-0-	-0-
Relocation and temporary housing expenses(d)	2010	-0-	-0-	-0-	-0-	33,563	41,924
Our contributions to defined contribution plans	2010	9,800	8,000	-0-	2,415	-0-	4,038
Dollar value of life insurance premiums paid by us or on our behalf	2010	1,020	1,020	4,521	1,020	1,020	510
Dollar value of health insurance premiums paid by us or on our behalf	2010	11,957	11,957	1,449	7,171	16,030	3,614
Dollar value of long-term disability premiums paid by us or on our behalf	2010	369	369	6,460	369	369	185
Total	2010	$61,353	$21,346	$592,136	$27,636	$69,982	$50,271

(a)	The conversion rate used for the amounts included in this table for Mr. Butler for 2010 was £1.00 = $1.55.

(b)	The value of personal use of corporate aircraft reflects the calculated incremental cost to us of such use. Incremental costs have been calculated based on the variable operating costs to us. Variable costs consist of trip-specific costs including fuel, catering, mileage, maintenance, labor and parts, engine reserve, crew expenses, universal weather monitoring, landing/ramp fees and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs associated with owning our aircraft since we would incur these costs anyway. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight.

(c)	As described in a Form 8-K filed by us on December 22, 2010, on December 20, 2010, the Company entered into a Compromise Agreement (the “Compromise Agreement”) with Mr. Butler. The Compromise Agreement provided for payment of a lump sum amount of $554,336 to Mr. Butler. This payment was made in connection with Mr. Butler’s retirement effective December 31, 2010.

(d)	The amounts reported in the table consist of reimbursement for short-term living expenses such as rent and utilities, paid to an executive on a short-term assignment or as part of their transition to a new work location.

2010 Grants of Plan-Based Awards Table

The following table sets forth information concerning plan-based awards to the named executive officers during 2010:

		Estimated Possible					All Other	Grant Date
		Payouts Under					Stock Awards:	Fair Value
		Non-Equity Incentive			Estimated Future Payouts Under		Number of	of Stock and
		Plan Awards(1)			Equity Incentive Plan Awards(2)		Shares of Stock	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	or Units	Awards
Name	Date	($)	($)	($)	($/#)	($/#)	(#)	($)(3)

S. D. Fazzolari	—	8,900	890,000	1,780,000			—	—
	02-23-10	—	—	—	—	$1,134,750	—	—
	02-23-10	—	—	—	—	—	(4)	—
	02-23-10	—	—	—	—	31,960	—	—
S. J. Schnoor	—	2,600	260,000	520,000
	02-23-10	—	—	—	—	$330,000	—	—
	02-23-10	—	—	—	—	—	(4)	—
	02-23-10	—	—	—	—	9,680	—	—
G. D. H. Butler(5)	—	4,132	413,244	826,488
	02-23-10	—	—	—	—	$84,604	—	—
	02-23-10	—	—	—	—	—	(4)	—
	02-23-10	—	—	—	—	3,443	—	—
R. C. Neuffer	—	2,815	281,520	563,040
	02-23-10	—	—	—	—	$75,900	—	—
	02-23-10	—	—	—	—	—	(4)	—
	02-23-10	—	—	—	—	2,603	—	—
G. J. Claro	—	4,225	422,500	845,000
	02-23-10	—	—	—	—	$487,500	—	—
	02-23-10	—	—	—	—	—	(4)	—
	02-23-10	—	—	—	—	9,000	—	—
I. J. Harrington	—	3,413	341,250	682,500
	02-23-10	—	—	—	—	$393,750	—	—
	02-23-10	—	—	—	—	—	(4)	—
	09-21-10	—	—	—	—	—	25,000	586,750

(1)	These columns reflect potential awards under our annual incentive compensation program, made under our 1995 Incentive Plan and described more fully on page 36 of this Proxy Statement. Actual payouts for 2010 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table.

(2)	This column reflects awards for (i) first, the performance-based half of the 2010-2012 performance period under our restricted stock unit program, granted under our 1995 Incentive Plan and described more fully on page 40 of this Proxy Statement, which amounts are denominated in U.S. dollars, calculated as a percentage of salary, and equal target amounts of $1,134,750, $330,000, $84,604, $75,900, $487,500 and $393,750 for Messrs. Fazzolari, Schnoor, Butler, Neuffer, Claro and Harrington and (ii) second, the entire 2010-2011 performance period under our restricted stock unit program, granted under our 1995 Incentive Plan and described more fully on page 41 of this Proxy Statement, which amounts are denominated in shares, calculated as a percentage of salary, and equal target amounts of 31,960, 9,680, 3,443 and 2,603 for Messrs. Fazzolari, Schnoor, Butler, Neuffer and Claro. Mr. Harrington is not a participant in this program. Our Compensation Committee has complete discretion on whether to settle and the amount of any settlement of restricted stock units that may be made annually to any officer, including the discretion to reduce the share payout to zero. The applicable number of units is not determinable for the award for the 2010-2012 performance period and there is no FASB ASC Topic 718 grant date fair value for these awards. The conversion rate used for Mr. Butler was £1.00 = $1.6163.

(3)	This column reflects the grant date fair value of the restricted stock unit award in 2010 for Mr. Harrington, computed in accordance with FASB ASC Topic 718, that was provided pursuant to the terms of his employment offer letter. Mr. Harrington’s grant was made on September 21, 2010 and is based on a grant date fair value of $23.47 per unit, which was determined using the average of the high and low price of the stock on the following day’s trading, less a discount for dividends not received during the vesting period.

(4)	These awards are for the time-based half of the 2010-2012 performance period under our restricted stock unit program, granted under our 1995 Incentive Plan and described more fully on page 40 of this Proxy Statement. These awards was denominated in cash with a value equal to the amount reported as “Target” for the performance-based half of the 2010-2012 performance period. The applicable number of units is not determinable and there is no FASB ASC Topic 718 grant date fair value for these awards.

(5)	Dollar amounts shown are based on an exchange rate of £1.00 = $1.55.

Annual Incentive Compensation Plan; Long-Term Compensation Plan

For additional details of our Annual Incentive Compensation Plan and Long-Term Compensation Plan payments, please see the descriptions set forth on pages 36 and 38 of this Proxy Statement. For additional details about the relationship of salary, bonus and long-term compensation to total compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards of the named executive officers as of December 31, 2010.

	Option Awards(1)					Stock Awards(2)
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan					Number	Value of
			Awards:				Market	of Unearned	Unearned
	Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(3)	($)(4)	(#)(5)	($)(4)

S. D. Fazzolari	48,000	-0-	-0-	16.3250	01-20-12	—	—	—	—
	—	—	—	—	—	20,000	566,400	31,960	905,107
S. J. Schnoor	—	—	—	—	—	4,667	132,169	9,680	274,138
G. D. H. Butler	48,000	-0-	-0-	16.3250	01-20-12	—	—	—	—
	—	—	—	—	—	10,667	302,089	3,443	97,506
R. C. Neuffer	—	—	—	—	—	7,000	198,240	2,603	73,717
G. J. Claro	—	—	—	—	—	7,500	212,400	9,000	254,880
I. J. Harrington	—	—	—	—	—	25,000	708,000	-0-	-0-

(1)	The Board of Directors did not issue stock options from 2003-2010 and instead issued restricted stock or restricted stock units as our long-term compensation method during this time period. For grants prior to 2003, the named executive officers were awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value was defined as the average of the high and low price of the stock on the date of grant. The grants were made pursuant to the 1995 Incentive Plan. The number of options granted to each officer was determined by grade level and our Compensation Committee’s evaluation of the strategic performance of the individual and the individual’s business unit. The maximum stock option award as provided in the 1995 Incentive Plan is 150,000 shares for any single participant in a calendar year. Our Committee does have the discretion to limit or entirely eliminate the number of stock options granted in any period, and, acting upon this authority, declined to award any stock options in calendar years 2003 through 2010.

(2)	Our Compensation Committee awarded restricted stock units to each of the named executive officers for the three-year performance periods beginning in each of 2001, 2002, 2003, 2004, 2005 and 2006 under the 1995 Incentive Plan. No RSUs were issued in settlement of the 2007-2009 performance period to any named executive officer. A target award level is established by our Compensation Committee and if the performance goal is obtained, then the restricted stock units are settled unless our Compensation Committee exercises its discretion to lower the amount of the payout. Messrs. Claro and Harrington received RSU awards in 2010, which awards were made in accordance with the terms of their employment offer letters. The restricted stock units vest as provided in footnote 3 on page 21 of this Proxy Statement and the restricted stock unit program is more fully described on page 38 of this Proxy Statement.

(3)	The numbers shown in this column reflect all unvested restricted stock units that were earned under our long-term incentive restricted stock unit program. A portion of these awards vest in years 2011 and 2012.

(4)	The market value was computed by multiplying the closing market price of our stock on December 31, 2010 by the number of restricted stock units in the previous column.

(5)	The numbers shown in this column reflect all unvested restricted stock units for which performance targets have been set by us but that were unearned at the end of fiscal year 2010 under our long-term incentive restricted stock unit program.

2010 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)	Vesting (#)	($)(1)

S. D. Fazzolari	40,000	812,800	18,667	599,934
S. J. Schnoor	-0-	-0-	4,167	133,633
G. D. H. Butler	20,000	188,355	13,333	431,814
R. C. Neuffer	14,000	175,430	6,333	203,436
G. J. Claro(2)	-0-	-0-	7,500	245,250
I. J. Harrington	-0-	-0-	-0-	-0-

(1)	One-third of the RSUs granted in 2007 vested on January 23, 2010, one-third of the RSUs granted in 2008 vested on January 22, 2010 and one-third of the RSUs granted in 2009 vested on January 27, 2010. The fair market value of the portion of the 2007 grant that vested on January 23, 2010 was $32.70 per share on the vesting date, based on the average of the high and low sales price of our common stock on January 22, 2010. The fair market value of the portion of the 2008 grant that vested on January 22, 2010 was $32.70 per share on the vesting date, based on the average of the high and low sales price of our common stock on January 22, 2010. The fair market value of the portion of the 2009 grant that vested on January 27, 2010 was $31.13 per share on the vesting date, based on the average of the high and low sales price of our common stock on January 27, 2010.

(2)	Mr. Claro received a grant of RSUs in 2009, pursuant to the terms of his employment offer letter.

2010 Pension Benefits Table

The following table describes pension benefits provided to the named executive officers.

				Payments
		Number of	Present	During
		Years	Value of	Last
		Credited	Accumulated	Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(1)	($)

S. D. Fazzolari	Harsco Employees Pension Plan	23.333	644,389	-0-
	Supplemental Retirement Benefit Plan	23.333	1,895,915	-0-
S. J. Schnoor	Harsco Employees Pension Plan	15.750	336,160	-0-
	Supplemental Retirement Benefit Plan	15.750	239,750	-0-
G. D. H. Butler(2)	Harsco Pension Scheme	39.250	8,402,347	-0-
R. C. Neuffer	Harsco Employees Pension Plan	12.167	487,951	-0-
	Supplemental Retirement Benefit Plan	12.167	350,929	-0-
G. J. Claro	Harsco Employees Pension Plan	-0-	-0-	-0-
	Supplemental Retirement Benefit Plan	-0-	-0-	-0-
I. J. Harrington	Harsco Employees Pension Plan	-0-	-0-	-0-
	Supplemental Retirement Benefit Plan	-0-	-0-	-0-

(1)	The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the named executive officers, which will only be known at the time that they become eligible for payment.

(2)	The conversion rate used for the amounts included in this row was £1.00 = $1.56, which was the currency exchange rate on the plan measurement date of December 31, 2010.

Retirement Plans

All of the named executive officers, with the exception of Messrs. Butler, Claro and Harrington, are covered under the Harsco Employees Pension Plan (referred to as the HEPP) and the Supplemental Retirement Benefit Plan (referred to as the Supplemental Plan). As described below, pension benefits were frozen effective December 31, 2008 under the HEPP and Supplemental Plan. Messrs. Claro and Harrington and all other U.S.-based officers are now covered by the Retirement Savings and Investment Plan established January 1, 2004 and as described in the narrative disclosure to the 2010 Nonqualified Deferred Compensation Table. Mr. Butler is covered by the U.K. pension plan described below. Prior to January 1, 2003, the Supplemental Plan replaced the 401(k) Company match lost due to government limitations on such contributions. The replacement was in the form of phantom shares as more fully described in the narrative disclosure to the 2010 Nonqualified Deferred Compensation Table. The Supplemental Plan was amended effective January 1, 2003 to eliminate any further granting of phantom shares.

The HEPP and the Supplemental Plan, or the Plans, are defined benefit plans providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are reduced. The Plans also provide for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The Plans also provide for a pre-retirement death benefit payable to a beneficiary designated by the participant for participants who die after qualifying for benefits. The Supplemental Plan also includes provisions which fully vest participants upon termination of employment following a “change in control” of the Company, as defined in the Supplemental Plan.

Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the Supplemental Plan is equal to a total of 0.8% of final average compensation up to the “Social Security Covered Compensation” multiplied by years of service up to a maximum of 33 years as defined in the Supplemental Plan plus 1.6% of the final average compensation in excess of the “Social Security Covered Compensation” multiplied by up to 33 years of service, reduced by the benefits under the HEPP. Final average compensation is defined as the aggregate compensation (base salary plus nondiscretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to the date of retirement or termination of employment.

The Supplemental Plan was amended in 2002 to provide that for any retirements on or after January 1, 2003, the 1.6% factor in the benefit formula is reduced to 1.5% and the definition of final average compensation was amended to reduce the amount of nondiscretionary incentive compensation included in the benefit calculation from 100% to 50% for such amounts paid on or after January 1, 2003. Notwithstanding these amendments, no participant’s retirement benefit shall be reduced by reason of these amendments, below the benefit accrued at December 31, 2002.

The normal retirement benefit under the HEPP is equal to 1.2% times final average compensation times years of service, up to a maximum of 33 years (the initial product), plus 1.5% times the initial product times benefit service in excess of 33 years, but not in excess of 40 years of service. This amount cannot be less than the minimum benefit determined at December 31, 2002, which was determined based on a normal retirement benefit under the HEPP equal to 1.3% times final average compensation (the final product) times the final product times years of service, up to a maximum of 33 years, plus 1.5% times benefit service in excess of 33 years, but not in excess of 40 years of service. Final average compensation is defined as the aggregate compensation (base salary plus non-discretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to the date of retirement or termination of employment. Effective January 1, 2003, the HEPP was amended to reduce the amount of nondiscretionary incentive compensation included in the benefit calculation from 100% to 50% for such amounts paid on or after that date.

The Plans were amended on December 31, 2003 to provide that pension benefit accrual service would not be granted to any of our salaried employees after December 31, 2003, provided, however, that compensation earned for services performed for us for current Plan participants through December 31, 2013 shall be included in determining their Final Average Compensation under the Plans.

The Plans were further amended effective December 31, 2008 to provide that compensation earned after December 31, 2008 would not be included in determining Final Average Compensation. As a result of this action and the December 31, 2003 freeze on pension benefit accrual service, the Plans’ accrued pension benefits were frozen as of December 31, 2008. In conjunction with this change and effective January 1, 2009 for covered employees, the Plans were amended to include a full lump sum form of payment.

We do not provide retiree medical or retiree life insurance benefits to our executive officers.

The above table shows the present value of accumulated pension benefits payable to Mr. Butler, for life, under the Harsco Pension Scheme (which we refer to as the Scheme), a qualified pension plan in the U.K., upon retirement at age 60, which is normal retirement age under the Scheme, assuming the total pension benefit was payable and retirement took place on December 31, 2010. The benefit would be paid in British pounds and all amounts in the table above are stated in U.S. dollars at a conversion rate of $1.56 = £1.00, which was the currency exchange rate on the plan measurement date of December 31. The Scheme provides that if the participant dies within five years after starting to receive a pension, a lump sum will be paid equal to the pension payments that would have been made during the remainder of the five year period. The annual pension benefit is based on the highest annual total of salary and bonus within the last five years (or the highest average amount of annual salary plus bonus received in any three consecutive scheme years within the last ten years, if higher) (which we refer to as the Final Pensionable Salary) and the years of service, subject to various deductions for service prior to April 6, 1989, and a statutory limitation of two-thirds of the Final Pensionable Salary. The Scheme was amended in 2002 to provide that for any retirements on or after January 1, 2003, the benefit accrual rate is reduced, and the definition of Final Pensionable Salary is amended to reduce the amount of incentive bonus included in the calculation from 100% to 50% for such amounts paid on or after January 1, 2003. The Scheme was amended in 2003 to provide that, in respect of service after January 1, 2004 only, normal retirement age is increased to 65, and the definition of Final Pensionable Salary is amended so as to be equal to the average salary and 50% of bonus over the last five scheme years prior to retirement.

2010 Nonqualified Deferred Compensation Table

The following table describes the nonqualified deferred compensation of the named executive officers.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Balance
		in Last FY	in Last FY	in Last FY	Distributions	at Last FY
Name	Plan Name	($)	($)(1)	($)	($)	($)(2)

S. D. Fazzolari	Supplemental Retirement Benefit Plan	-0-	3,236	-0-	-0-	101,907
	Non-Qualified Restoration Plan	-0-	25,800	-0-	-0-	231,608
S. J. Schnoor	Supplemental Retirement Benefit Plan	-0-	729	-0-	-0-	22,960
	Non-Qualified Restoration Plan	-0-	6,200	-0-	-0-	74,271
G. D. H. Butler(3)	Supplemental Retirement Benefit Plan	-0-	-0-	-0-	-0-	-0-
	Non-Qualified Restoration Plan	-0-	-0-	-0-	-0-	-0-
R. C. Neuffer	Supplemental Retirement Benefit Plan	-0-	-0-	-0-	-0-	-0-
	Non-Qualified Restoration Plan	-0-	27,592	-0-	-0-	136,782
G. J. Claro(3)	Supplemental Retirement Benefit Plan	-0-	-0-	-0-	-0-	-0-
	Non-Qualified Restoration Plan	-0-	-0-	-0-	-0-	-0-
I. J. Harrington(3)	Supplemental Retirement Benefit Plan	-0-	-0-	-0-	-0-	-0-
	Non-Qualified Restoration Plan	-0-	-0-	-0-	-0-	-0-

(1)	Ongoing contributions by us to the phantom share accounts of the named executive officers established under the Supplemental Plan ceased on December 31, 2002. As a result, this column reflects (A) dividend reinvestment contributions by us during fiscal year 2010 to the phantom share accounts of each executive officer established under the Supplemental Plan and (B) phantom contributions by us to the non-qualified restoration plan accounts of each named executive officer during fiscal year 2010. None of the amounts reported in this column are reported as compensation for 2010 in the 2010 Summary Compensation Table.

(2)	Numbers shown with respect to phantom stock awards are based on a closing stock price on December 31, 2010 of $28.32 per share (payout for phantom shares would be based on the price of our stock on the date of termination of the relevant officer). Earnings would have included any increase in value of the phantom shares during 2010. None of the amounts reported in this column were reported as compensation in prior Summary Compensation Tables.

(3)	Messrs. Butler, Claro and Harrington are not participants in any of our U.K.- or U.S.-based nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

Phantom Shares

We maintain the Harsco Corporation Savings Plan (which we refer to as the HCSP), which includes the “Salary Reduction” feature afforded by Section 401(k) of the Internal Revenue Code. Our officers participated in the above plan until December 31, 2002. Prior to January 1, 2003, we made matching contributions under the HCSP for the account of each participating employee equal to 50% of the first 1% to 6% of such employee’s “Salary Reduction” contribution. In addition, prior to January 1, 2003, the Supplemental Plan replaced the 401(k) match lost due to government limitations on such contributions. The replacement was in the form of “phantom” shares to a non-qualified plan. Our officers participated in the Supplemental Plan until December 31, 2002. The HCSP and the Supplemental Plan were amended effective January 1, 2003 to eliminate any future replacement of lost Company match and any further granting of phantom shares. As a result, no Company matches were made during calendar year 2003 and no phantom shares were granted for calendar year 2003.

Retirement Savings and Investment Plan

A new, non-qualified restoration plan (which we refer to as the NQ RSIP) was established on January 1, 2004, as part of our new 401(k) savings plan, the Retirement Savings and Investment Plan (which we refer to as the RSIP). The plans were implemented, among other reasons, to provide coverage for individuals affected by the amendments to the HCSP and the Supplemental Plan, including by establishing new 401(k) matching and Company discretionary contributions to be made by us. Under the RSIP, we make matching contributions for the account of each participating employee equal to 100% of the first 3% of such employee’s contributions and 50% of the next 2% contributed by such employee. In addition, the RSIP provides for a discretionary contribution of 2% of allowable earnings as decided by the Company each year to the account of each eligible employee who is an active employee as of December 31 of each plan year. The NQ RSIP provides for the discretionary and matching contributions that would be otherwise provided under the qualified portion of the RSIP for salaried employees’ contributions made as of January 1, 2004, but for Internal Revenue Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). Pursuant to the NQ RSIP, we make “phantom” contributions to an employee’s (including the executive officers’ other than Mr. Butler’s) account in an amount equal to the above-described Company matching and discretionary contributions under the RSIP, which we were not otherwise able to make for a participant as a result of that participant reaching the limitations imposed by the Internal Revenue Code.

Termination or Change in Control Arrangements

We have entered into certain agreements with the named executive officers (other than Messrs. Neuffer and Butler, who have not entered into any such agreements) and maintain certain plans that will require us to provide compensation to certain of our named executive officers in the event of a termination of employment, including as the result of a change in control.

Set forth below are tables, one for each named executive officer, showing our payment obligations following the termination of the officer’s employment with us, including as the result of a change in control. The amounts disclosed below in each table are estimates only and do not necessarily reflect the actual amounts that would be paid to the officers, which would only be known at the time that they become eligible for payment and, in the case of payments related to a change in control, would only be payable if a change in control were to occur. The tables reflect the amounts that would be payable under the various arrangements assuming that the termination event occurred on December 31, 2010.

	Termination as a Result of
				Involuntary	Death
	Change in		For Cause or	not for	or
	Control		Voluntary	Cause	Disability	Retirement
	(2)		(4)	(5)	(6)	(7)

Compensation:
Unpaid base salary through date of termination	X	(2)	X	X	X	X
Unpaid non-equity incentive plan compensation	X	(2)		X	X	X
Unpaid long-term performance incentives:
Restricted Stock Units
Vested	X	(2)	X	X	X	X
Acceleration of Unvested	X				X	X	(8)
Stock Options
Vested	X		X	X	X	X
Unvested and Accelerated(1)	X				X	X
Unpaid Deferred Compensation	X	(2)	X	X	X	X
Multiple of Base Salary and Target Incentive Awards	X	(2)(3)
Benefits and Perquisites:
Defined benefit pension plan	X		X	X	X	X
401(k) savings plan	X		X	X	X	X
Supplemental retirement benefit plan	X		X	X	X	X
Life insurance proceeds					X
Accrued but unpaid vacation	X	(7)	X	X	X	X

(1)	The Board of Directors ceased granting stock options during calendar years 2003-2010 following a review of the appropriateness of the use of stock options as the vehicle for long-term compensation. Stock options were granted to certain officers and key employees of the Company in 2011.

(2)	In accordance with the terms of the Amended and Restated Change in Control Severance Agreements and Change in Control Severance Agreements (which we refer to collectively as the CIC Agreements) entered into by us and each named executive officer other than Messrs. Neuffer and Butler, Messrs. Fazzolari, Schnoor, Claro and Harrington will be entitled to the payments described below if the executive’s employment is terminated by us or by them under certain circumstances described below during the three-year period following the date on which a “change of control” occurs (which we refer to as the Protection Period):

•	Termination due to death or disability: the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) as of the date of termination, including:

o	the executive’s full base salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the effective date of the change in control through the date of termination (which we refer to as the Highest Base Salary);

o	a pro-rata target annual bonus for the year of termination; and

o	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us and any accrued vacation pay not yet paid by us (we refer to the amounts in these three sub-bullets as the Accrued Obligations);

•	Termination for “cause”: the CIC Agreement will terminate without further obligations other than the obligation to pay to the executive the Highest Base Salary through the date of termination plus the amount of any compensation previously deferred by the executive (together with accrued interest);

•	Termination by the executive other than for “good reason” (including retirement): the CIC Agreements will terminate without further obligations other than those obligations accrued or earned and vested (if applicable) by the executive through the date of termination, including the executive’s base salary through the date of termination at the rate in effect on the date of termination plus the amount of any compensation previously deferred by the executive (together with accrued interest); and

•	Termination by us other than for “cause,” death or disability or by executive for “good reason”: we shall pay the executive in a lump sum the aggregate of the following amounts:

o	the executive’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination plus pro-rated incentive compensation under our annual incentive compensation plan through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the date of termination, plus all other amounts to which the executive is entitled under any of our compensation plans, programs, practices or policies in effect at the time such payments are due;

o	the amount of any compensation previously deferred by the executive (together with accrued interest); and

o	a lump sum severance payment in an amount equal to two times (three times in the case of Mr. Fazzolari) the executive’s Highest Base Salary, plus two times (three times in the case of Mr. Fazzolari) the target annual incentive compensation.

The payment may be subject to reduction to avoid certain adverse tax consequences.

The individual tables below for each named executive officer set forth the present value of lump sum payments for Accrued Obligations and the other payments described above based on 2010 salaries (and 2010 target annual incentive compensation, if applicable), assuming the triggering event occurs on December 31, 2010 and during the Protection Period. Except as described below, none of the amounts shown below are accrued as a result of the triggering event occurring during the Protection Period, and such amounts would have been paid to the named executive officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control:

•	The vesting of each officer’s restricted stock units accelerates, in accordance with the terms of his restricted stock units agreements, upon the occurrence of a change in control; and

•	The following amounts, made up of each officer’s multiple of base salary payment, plus target annual incentive compensation, would directly result from the termination occurring during the Protection Period or the occurrence of a change in control: for Mr. Fazzolari, $3,317,050; Mr. Neuffer, $226,485; Mr. Claro, $1,534,562; Mr. Harrington, $1,831,875; and Mr. Schnoor, $951,350.

(3)	The multiple is three times base salary and target incentive compensation in the case of Mr. Fazzolari and two times base salary and target incentive compensation in the case of Messrs. Schnoor, Claro and Harrington.

(4)	The individual tables below for each named executive officer set forth the present value of the lump sum payments for each executive officer assuming (A) the executive officer was terminated for cause on December 31, 2010 and (B) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

(5)	The individual tables below for each named executive officer set forth the present value of the lump sum payments for each executive officer assuming (A) the executive officer was terminated involuntarily without cause on December 31, 2010 and (B) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

(6)	The individual tables below for each named executive officer set forth the present value of the lump sum payments for each executive officer assuming (A) the executive’s death occurs on December 31, 2010 and (B) that such death took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

The tables below also set forth the present value of the lump sum payments for each executive officer assuming (A) the executive’s disability occurs on December 31, 2010 and (B) that such disability took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

(7)	The individual tables below for each named executive officer set forth the present value of the lump sum payments for each executive officer assuming (A) the executive officer retires on December 31, 2010 and (B) that such retirement took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive). Since none of Messrs. Fazzolari, Schnoor, Claro or Harrington were retirement-eligible on December 31, 2010, the numbers shown are the estimated present value of the retirement benefits that would be payable to each such individual at normal retirement age (in other words, age 62).

(8)	The provisions of each restricted stock units agreement provide that the restricted stock units immediately vest and become non-forfeitable upon the grantee’s death, disability, a change in control (as defined in the 1995 Incentive Plan) or upon the grantee’s retirement at the specified retirement age. On September 27, 2006, the Board approved amendments to our performance-based restricted stock unit program which included a reduction of the specified retirement age from age 65 to age 62. The revisions apply to grants made after September 27, 2006.

The following table describes the potential compensation upon termination or a change in control for Salvatore D. Fazzolari, our Chairman, President and Chief Executive Officer.

	Termination as a Result of
		Change in
		Control —
	Change in	Involuntary		Involuntary
	Control —	not for	For Cause or	not for
	Voluntary	Cause	Voluntary	Cause	Death	Disability	Retirement
	($)	($)	($)(1)	($)	($)	($)	($)

Executive Benefits and Payments Upon Termination
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation	-0-	2,670,000	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Performance Incentives:
Restricted Stock Units	647,050	647,050	-0-	-0-	647,050	647,050	-0-
Stock Options	1,359,360	1,359,360	1,359,360	1,359,360	1,359,360	1,359,360	1,359,360
Multiple of Base Salary	-0-	2,670,000	-0-	-0-	-0-	-0-	-0-
Nonqualified Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	333,515	333,515	333,515	333,515	333,515	333,515	333,515
RSIP	1,049,039	1,049,039	1,049,039	1,049,039	1,049,039	1,049,039	1,049,039
Benefits and Perquisites
Pension	2,981,935	2,981,935	770,048	2,981,935	2,568,445	2,981,935	2,981,935
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	6,370,899	11,710,899	3,511,962	5,723,849	6,457,409	6,370,899	5,723,849

(1)	The amounts payable to Mr. Fazzolari due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period. If Mr. Fazzolari were terminated during the Protection Period for cause, he would receive the payment shown above for termination for cause in a non-change-in-control scenario, plus payout of his RSUs in the amount of $647,050.

The following table describes the potential compensation upon termination or a change in control for Stephen J. Schnoor, our Senior Vice President, Treasurer and Chief Financial Officer.

	Termination as a Result of
		Change in
		Control —
	Change in	Involuntary		Involuntary
	Control —	not for	For Cause or	not for
	Voluntary	Cause	Voluntary	Cause	Death	Disability	Retirement
	($)	($)	($)(1)	($)	($)	($)	($)

Executive Benefits and Payments Upon Termination
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation	-0-	520,000	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Performance Incentives:
Restricted Stock Units	151,350	151,350	-0-	-0-	151,350	151,350	-0-
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	800,000	-0-	-0-	-0-	-0-	-0-
Nonqualified Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	97,231	97,231	97,231	97,231	97,231	97,231	97,231
RSIP	791,782	791,782	791,782	791,782	791,782	791,782	791,782
Benefits and Perquisites
Pension	748,895	748,895	439,937	748,895	512,782	748,895	748,895
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	1,789,258	3,109,258	1,328,950	1,637,908	2,053,145	1,789,258	1,637,908

(1)	The amounts payable to Mr. Schnoor due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period. If Mr. Schnoor were terminated during the Protection Period for cause, he would receive the payment shown above for termination for cause in a non-change-in-control scenario, plus payout of his RSUs in the amount of $151,350.

The following table describes the potential compensation upon termination or a change in control for Geoffrey D. H. Butler, our retired Vice Chairman.

	Termination as a Result of
		Change in
		Control —
	Change in	Involuntary		Involuntary
	Control —	not for	For Cause or	not for
	Voluntary	Cause	Voluntary	Cause	Death	Disability	Retirement
	($)	($)	($)(1)	($)	($)	($)	($)

Executive Benefits and Payments Upon Termination
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation	12,397	12,397	-0-	12,397	12,397	12,397	12,397
Unpaid Long-Term Performance Incentives:
Restricted Stock Units	342,240	342,240	-0-	-0-	342,240	342,240	342,240
Stock Options	1,359,360	1,359,360	1,359,360	1,359,360	1,359,360	1,359,360	1,359,360
Multiple of Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Nonqualified Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	-0-	-0-	-0-	-0-	-0-	-0-	-0-
RSIP	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Benefits and Perquisites
Pension	8,402,347	8,402,347	8,402,347	8,402,347	8,402,347	8,402,347	8,402,347
Life Insurance Proceeds	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Total:	10,116,344	10,116,344	9,761,707	9,774,104	10,116,344	10,116,344	10,116,344

(1)	The amounts payable to Mr. Butler due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period. If Mr. Butler were terminated during the Protection Period for cause, he would receive the payment shown above for termination for cause in a non-change-in-control scenario, plus payout of his RSUs in the amount of $342,240.

The following table describes the potential compensation upon termination or a change in control for Richard C. Neuffer, our retired Vice Chairman.

	Termination as a Result of
		Change in
		Control —
	Change in	Involuntary		Involuntary
	Control —	not for	For Cause or	not for
	Voluntary	Cause	Voluntary	Cause	Death	Disability	Retirement
	($)	($)	($)(1)	($)	($)	($)	($)

Executive Benefits and Payments Upon Termination
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation	295,596	295,596	-0-	295,596	295,596	295,596	295,596
Unpaid Long-Term Performance Incentives:
Restricted Stock Units	226,485	226,485	-0-	-0-	226,485	226,485	226,485
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Nonqualified Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	136,782	136,782	136,782	136,782	136,782	136,782	136,782
RSIP	445,892	445,892	445,892	445,892	445,892	445,892	445,892
Benefits and Perquisites
Pension	838,880	838,880	838,880	838,880	838,880	838,880	838,880
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	1,943,635	1,943,635	1,421,554	1,717,150	2,443,635	1,943,635	1,943,635

(1)	The amounts payable to Mr. Neuffer due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period. If Mr. Neuffer were terminated during the Protection Period for cause, he would receive the payment shown above for termination for cause in a non-change-in-control scenario, plus payout of his RSUs in the amount of $226,485.

The following table describes the potential compensation upon termination or a change in control for Galdino J. Claro, our Executive Vice President and Group CEO, Harsco Metals and Harsco Minerals.

	Termination as a Result of
		Change in
		Control —
	Change in	Involuntary		Involuntary
	Control —	not for	For Cause or	not for
	Voluntary	Cause	Voluntary	Cause	Death	Disability	Retirement
	($)	($)	($)(1)	($)	($)	($)	($)

Executive Benefits and Payments Upon Termination
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation	-0-	845,000	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Performance Incentives:
Restricted Stock Units	234,562	234,562	-0-	-0-	234,562	234,562	-0-
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	1,300,000	-0-	-0-	-0-	-0-	-0-
Nonqualified Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	-0-	-0-	-0-	-0-	-0-	-0-	-0-
RSIP	9,494	9,494	9,494	9,494	9,494	9,494	9,494
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	244,056	2,389,056	9,494	9,494	744,056	244,056	9,494

(1)	The amounts payable to Mr. Claro due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period. If Mr. Claro were terminated during the Protection Period for cause, he would receive the payment shown above for termination for cause in a non-change-in-control scenario, plus payout of his RSUs in the amount of $234,562.

The following table describes the potential compensation upon termination or a change in control for Ivor J. Harrington, our Executive Vice President and Group CEO, Harsco Infrastructure.

	Termination as a Result of
		Change in
		Control —
	Change in	Involuntary		Involuntary
	Control —	not for	For Cause or	not for
	Voluntary	Cause	Voluntary	Cause	Death	Disability	Retirement
	($)	($)	($)(1)	($)	($)	($)	($)

Executive Benefits and Payments Upon Termination
Compensation
Unpaid base salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid non-equity incentive plan compensation	341,250	682,500	341,250	341,250	341,250	341,250	341,250
Unpaid long-term performance incentives:
Restricted Stock Units	781,875	781,875	-0-	-0-	781,875	781,875	-0-
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of base salary	-0-	1,050,000	-0-	-0-	-0-	-0-	-0-
Nonqualified Deferred Compensation
NQ RSIP and unpaid deferred compensation	-0-	-0-	-0-	-0-	-0-	-0-	-0-
RSIP	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life insurance proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	1,123,125	2,514,375	341,250	341,250	1,623,125	1,123,125	341,250

(1)	The amounts payable to Mr. Harrington due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period. If Mr. Harrington were terminated during the Protection Period for cause, he would receive the payment shown above for termination for cause in a non-change-in-control scenario, plus payout of his RSUs in the amount of $781,875.

Severance Benefits Payable Outside of a Change in Control

Upon certain types of terminations of employment (other than a termination during the Protection Period) severance benefits may be paid to the named executive officers. However, the named executive officers are not covered by any type of arrangement or general severance plan that would pay severance benefits to any of them outside of a change in control situation and any severance benefits payable to them would (1) in the case of the Chief Executive Officer, be determined by the Compensation Committee in its discretion and (2) in the case of the other named executive officers, be determined by us in our discretion, subject to review and approval by the Compensation Committee.

Benefits and Perquisites

Pension benefits, perquisites and other compensation and benefits payable to the named executive officers are discussed in greater detail in the section entitled “Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement.

PROPOSAL 3: NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTE

As required by Section 14A of the Exchange Act, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the Board is providing our stockholders with an advisory vote on named executive officer compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our named executive officers as disclosed pursuant to Regulation S-K, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes set forth on pages 47 through 65.

Harsco actively reviews and assesses its executive compensation program in light of the industry in which it operates, the marketplace for executive talent in which it competes, and evolving compensation governance and best practices. Harsco is focused on compensating its executive officers fairly and in a manner that promotes our compensation philosophy. Specifically, Harsco’s compensation program for executive officers focuses on the following principal objectives:

•	align executive compensation with stockholder interests;

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical corporate objectives and the profitable growth of Harsco; and

•	reward employees for individual, functional and corporate performance.

Our Board of Directors believes that Harsco’s executive compensation program satisfies these objectives, properly aligns the interests of our executive officers with those of our stockholders, and is worthy of stockholder support. In determining whether to approve this proposal, we believe that stockholders should consider the following:

•	Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, when determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that is not permitted to perform any additional services for Harsco management.

•	Fiscal 2010 Compensation.

○	Base salaries were frozen for the named executive officers in fiscal 2010. This decision was primarily driven by management’s determination to control costs throughout the Company, and to make no exception in the area of executive compensation.

○	Cash annual incentive payments were earned at low levels in the case of named executive officers with corporate-level responsibilities. While management made substantial progress in positioning Harsco for future growth, achieving substantial success in some business segments and restructuring operations in others to return them to profitability, these efforts did not translate into a significant enhancement of our Economic Value Added (EVA) measurement of overall Company performance for 2010, and annual incentive award payouts were in line with those results. For named executive officers responsible for those business segments that had strong results in 2010, annual incentive awards were paid out above target levels. Even for these individuals, as a new feature in 2010 annual incentive awards, Company-wide EVA performance was a factor in the payout, with the effect of reducing the level of payout as compared to the level derived solely from the EVA performance of these executive’s business segments. (One recently hired executive, Mr. Harrington, received a bonus at a pre-set level based on the negotiated terms of his employment offer letter.)

○	Long-term incentive programs for the 2007-2009 performance period, which provided the impetus for the grant of RSUs in fiscal 2010, did not meet the threshold for three-year EVA performance, so no RSUs were granted under that program in fiscal 2010.

•	Performance-Based Incentive Compensation. Elements of performance-based, incentive compensation are largely aligned with financial and operational objectives approved by the Board. In particular, the long-term incentive program payout levels for 2009 and 2010, and also for 2011 (based on the 2008-2010 performance period) have been below target level. Together with annual incentive payouts, total direct compensation levels generally have been below the median levels for competitive positions. Although the performance of the Company has been adversely affected during this period by harsh economic conditions world-wide, and although the Compensation Committee and Board believe that management has responded vigorously and appropriately to these economic challenges, the Company has adhered to its pay-for-performance philosophy. We are mindful, however, of the need for performance-based compensation to provide incentives to management and rewards when their actions result in enhanced value to our stockholders.

•	No Employment Agreements or Supplemental Retirement Plans. Our executive officers do not have employment agreements or supplemental executive retirement plans.

•	Limited Perquisites. Our executive officers are eligible for the same benefits as non-executive, salaried employees, and receive a limited range of perquisites with modest overall value.

•	“Double Trigger” Change-in-Control Severance Agreements. Harsco’s change in control severance agreements with executive officers require an actual or constructive termination of employment based on an actual adverse change in the executive’s employment conditions before benefits are paid following any change in control of Harsco. In 2010, we modified the change-in-control agreements with the effect of limiting or eliminating some provisions that were favorable to executives, including certain “walk-at-will” rights following a change in control. We took these steps to conform the agreements to current high governance standards for this form of compensation.

•	No Change-in-Control Gross-Ups. We have made no commitments to our named executive officers to provide gross-up payments in connection with a change in control or a termination relating to a change in control.

•	Equity Plans. Our equity plans include three-year minimum vesting periods for time-based awards, prohibit repricing or exchange of outstanding option awards without stockholder approval, require options be granted with exercise prices at fair market value and do not include any liberal share recycling provisions. Our long-term incentive plans do not provide for accrual of dividends on share-denominated awards.

•	Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines described in the “Compensation Discussion and Analysis.”

Accordingly, the Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes.

Stockholders are not ultimately voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the advisory vote on named executive officer compensation, or say-on-pay vote.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES

As required under Section 14A of the Exchange Act pursuant to the Dodd-Frank Act, the Board is asking our stockholders to indicate the frequency with which they believe an advisory vote on named executive officer compensation, or “say-on-pay” vote, such as that provided for in Proposal 3 above, should occur. Stockholders may indicate whether they prefer that we hold a “say-on-pay” vote every three years, every two years or every year, or they may abstain from this vote.

The Board, on recommendation of the Compensation Committee, has determined that a say-on-pay vote every year is the best approach for our Company. An annual vote allows our stockholders to provide us with regular and comprehensive input on important issues such as our executive compensation programs and practices as disclosed in the Company’s Proxy Statement each year. The Company values and considers stockholder input on corporate governance matters and on our executive compensation program and practices, and we look forward to hearing from our stockholders on this proposal.

Accordingly, the Board recommends that our stockholders vote for a frequency of every year (every one year) when voting on the advisory vote on the frequency of future say-on-pay votes.

Stockholders are not ultimately voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, it is not binding on us, and our Compensation Committee and Board may decide that it is in the best interests of our Company and our stockholders to hold a say-on-pay vote more or less frequently than the preference receiving the highest number of votes of our stockholders. Our Compensation Committee and Board expect to take into account the outcome of the vote when considering the frequency of future say-on-pay votes.

Board Recommendation

The Board of Directors unanimously recommends a vote for a frequency of every ONE YEAR in the advisory vote on the frequency of future advisory votes on named executive officer compensation.

TRANSACTIONS WITH RELATED PERSONS

One of our directors, Henry W. Knueppel, serves as Chairman and Chief Executive Officer of Regal Beloit Corporation, a multi-national organization serving the HVAC, industrial motor, power transmission and power generation markets. During calendar year 2010, our Harsco Rail business paid Regal Beloit Corporation $589,000 for products purchased from Regal Beloit Corporation. Our full Board has reviewed and approved these transactions under the policies and procedures described below.

One of our directors, Stuart E. Graham, serves as Chairman of Skanska USA, a leading provider of world-class construction services, and previously served as President and Chief Executive Officer of Skanska AB, one of the world’s largest construction groups, until his retirement in April 2008. During calendar year 2010, our Harsco Infrastructure business was paid $1,800,000 by various Skanska entities in connection with the rental of equipment and provision of services to such entities. Our full Board has reviewed and approved these transactions under the policies and procedures described below.

For the fiscal year ended December 31, 2010, there were no other transactions with the Company in which any related person had a direct or indirect material interest that would need to be disclosed pursuant to Item 404 of Regulation S-K nor were there any planned transactions.

Policies and Procedures Regarding Transactions with Related Persons

Our policies and procedures regarding related person transactions are set forth in writing in the Nominating and Corporate Governance Committee Charter and in our Code of Conduct. As set forth in its charter, the Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing and approving all material transactions with any related person. Related persons include any of our directors, director nominees or executive officers, certain of our stockholders and their immediate family members. A copy of the Nominating and Corporate Governance Committee Charter and our Code of Conduct are available at the Corporate Governance section of our website at www.harsco.com/about-us. Approval of related-party transactions by our full Board may also be warranted under certain circumstances (for example, to allow for approval of a related-party transaction by a majority of disinterested Directors).

To identify related person transactions, each year, we submit and require our directors and officers to complete Directors’ and Officers’ Questionnaires identifying any and all transactions with us in which the officer or director or their family members have an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests.

Our directors, officers and employees are prohibited from using their position of employment or other relationship with us to influence decisions concerning business transactions between us and a company in which they or a member of their immediate family has a personal interest through ownership, with the exception of investments in publicly held corporations when the investment results in less than a one percent ownership interest. In addition, directors, officers and employees must not accept personal favors or benefits from those dealing with us which could influence or could give the impression of influencing their business judgment. Our Code of Conduct applies to each of our directors and employees as, among other things, the primary guide for what we expect regarding handling potential and actual conflicts of interest. The section of the Code of Conduct entitled “Serving our Markets with Integrity” covers the concept of conflicts of interest and our view about when an inappropriate undertaking may be occurring.

EXECUTIVE DEVELOPMENT AND SUCCESSION

The executive development process ensures continuity of leadership over the long-term, and it forms the basis on which we make ongoing executive assignments. Through the integration of the performance assessment and executive development processes, position assignments are based on the most qualified and ready executives. Our future leaders are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves competitive advantage.

Each year, our Compensation Committee reviews our leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board of Directors annually reviews the results of the leadership capability and succession process with the Chairman and Chief Executive Officer in executive session.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Growcock, Pierce, Scheiner and Wilburn served as members of our Compensation Committee during 2010. None of them was one of our officers or employees or an officer or employee of any of our subsidiaries during that time or in the past, and none of them or any other Director served as an executive officer of any entity for which any of our executive officers serve as a director or a member of its compensation committee.

No member of our Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. See the above section entitled “Transactions with Related Persons” for a description of this relationship.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and more than 10% stockholders to file with the SEC and the NYSE Euronext reports of ownership and changes in ownership in their holdings of our stock. Copies of these reports also must be furnished to us. Based on an examination of these reports and information furnished by these stockholders, all such reports have been timely filed.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by us. In addition to solicitation by use of mail, our employees may solicit proxies personally or by telephone or facsimile but will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and we may reimburse them for their expense in so doing. We have retained Morrow & Co. to assist in the solicitation at a cost that is not expected to exceed $10,000 plus reasonable out-of-pocket expenses.

“Householding” of Proxy Materials

We and some brokers household the Annual Report to Stockholders and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Summary Annual Report to Stockholders, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify, whether in writing or orally, your broker if your shares are held in a brokerage account or us if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders. You can notify us by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2012 ANNUAL MEETING OF STOCKHOLDERS

The 2012 annual meeting of stockholders is expected to be held on April 24, 2012. If one of our stockholders wishes to submit a proposal for consideration at the 2012 annual meeting of stockholders, such proposal must be received at our executive offices no later than November 26, 2011 to be considered for inclusion in our Proxy Statement and Proxy Card relating to the 2012 annual meeting. Although a stockholder proposal received after such date will not be entitled to inclusion in our Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2012 annual meeting in accordance with our By-Laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting. In the event that we give less than 70 days notice of the annual meeting date to stockholders, the stockholder must give notice of the proposal within ten days after the mailing of notice or announcement of the annual meeting date. In order to nominate a candidate for election as a Director at the 2012 annual meeting, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 25, 2012.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Harsco Corporation

INTERNET
http://www.proxyvoting.com/hsc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS,
“FOR” ITEMS 2 AND 3 AND EVERY “1 YEAR” ON ITEM 4.

WITHHOLD
			FOR	FOR ALL	*EXCEPTIONS

ITEM 1.	Election of nine Directors to serve until the next annual meeting of stockholders:		☐	☐	☐

Nominees:
	01 K. G. Eddy,	06 H. W. Knueppel,
	02 D. C. Everitt,	07 J. M. Loree,
	03 S. D. Fazzolari,	08 A. J. Sordoni, III, and
	04 S. E. Graham,	09 R. C. Wilburn
05 T. D. Growcock,
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

ITEM 2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

ITEM 3.	Advisory vote on named executive officer compensation.	☐	☐	☐

	1 year	2 years	3 years	Abstain

ITEM 4.	Advisory vote on the frequency of future named executive officer compensation advisory votes. ☐	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement, our Proxy Card, our Form 10-K and the 2010 Summary Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/hsc
▼  FOLD AND DETACH HERE  ▼
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HARSCO CORPORATION
      The undersigned hereby appoints K.G. Eddy, S.D. Fazzolari and S.E. Graham and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harsco Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 26, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
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